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                                  Exhibit 2(a)


                          AGREEMENT AND PLAN OF MERGER

                                     AMONG

                           GREINER ENGINEERING, INC.,

                                URS CORPORATION,

                                      AND

                          URS ACQUISITION CORPORATION


                                January 10, 1996



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                               TABLE OF CONTENTS


RECITALS  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   1

AGREEMENT . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   1

ARTICLE 1.        THE MERGER  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   1
    1.1           Merger of the Subsidiary into Greiner   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   1
    1.2           Effective Time of the Merger  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   2
    1.3           Effects of the Merger   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   2

ARTICLE 2.        EFFECT OF MERGER ON CAPITAL STOCK
                             OF THE CONSTITUENT CORPORATIONS  . . . . . . . . . . . . . . . . . . . . . . . . . . . .   3
    2.1           Conversion of the Greiner Common Stock.   . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   3
    2.2           Conversion of the Subsidiary Common Stock   . . . . . . . . . . . . . . . . . . . . . . . . . . . .   5
    2.3           Cancellation of Treasury Shares   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   5
    2.4           Withholding Tax   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   5

ARTICLE 3.        CLOSING   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   5
    3.1           Closing; Closing Date   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   5

ARTICLE 4.        REPRESENTATIONS AND WARRANTIES OF GREINER   . . . . . . . . . . . . . . . . . . . . . . . . . . . .   5
    4.1           Organization  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   6
    4.2           Capitalization  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   6
    4.3           Subsidiaries  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .     6
    4.4           Material Investments  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .     7
    4.5           Authority Relative to this Agreement  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   7
    4.6           Consents and Approvals; No Violations   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   8
    4.7           Greiner SEC Reports and Financial Statements  . . . . . . . . . . . . . . . . . . . . . . . . . . .   8
    4.8           Information Supplied  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   9
    4.9           Absence of Material Adverse and Other Changes   . . . . . . . . . . . . . . . . . . . . . . . . . .   9
    4.10          Litigation  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  10
    4.11          Absence of Undisclosed Liabilities  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  10
    4.12          No Default  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  10
    4.13          Properties, Liens, Etc.   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  10
    4.14          Taxes   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  11
    4.15          Benefit Plans   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  11
    4.16          Employment Matters; Labor Relations   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  14
    4.17          Intellectual Property   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  15
    4.18          Insurance   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  16
    4.19          Compliance with Applicable Law  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  16
    4.20          Certain Contracts and Arrangements  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  16
    4.21          Prohibited Payments   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  17
    4.22          Powers of Attorney  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  17
    4.23          Environmental Matters   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  17
    4.24          Regulatory Matters  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  18
    4.25          Immigration Reform and Control Act  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  18
    4.26          Board Approvals; Opinion of Financial Advisor   . . . . . . . . . . . . . . . . . . . . . . . . . .  19
    4.27          Brokers   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  19
    4.28          Disclosure  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  19
    4.29          Reliance  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  19

ARTICLE 5.        REPRESENTATIONS AND WARRANTIES OF URS   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  19
    5.1           Organization  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  19
    5.2           Capitalization  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  19
    5.3           Authority Relative to this Agreement    . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  20
    5.4           Consents and Approvals; No Violations   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  20
    5.5           URS SEC Reports and Financial Statements  . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  21
    5.6           Information Supplied  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  21
    5.7           Board Approvals; Opinion of Financial Advisor   . . . . . . . . . . . . . . . . . . . . . . . . . .  22
    5.8           Brokers   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  22
    5.9           Disclosure  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  22

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
ARTICLE 6.        PRE-CLOSING COVENANTS   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  22
    6.1           Covenants of All Parties  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  22
                  6.1.1      Advice of Changes  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  22
                  6.1.2      Regulatory Approvals . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  22
                  6.1.3      Confidentiality  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  22
                  6.1.4      Best Efforts . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  22
                  6.1.5      Credit Agreement . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  23
                  6.2        Covenants of Greiner . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  23
                  6.2.1      Conduct of Business Pending Merger . . . . . . . . . . . . . . . . . . . . . . . . . . .  23
                  6.2.2      Stockholders' Meeting; Proxy Statement . . . . . . . . . . . . . . . . . . . . . . . . .  25
                  6.2.3      Acquisition Proposals  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  25
                  6.2.4      Maintenance of Business  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  26
                  6.2.5      Access . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  26
                  6.2.6      Liability Insurance  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  26
                  6.3        Covenants of URS . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  26
                  6.3.1      Registration Statement . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  26
                  6.3.2      Listing Agreement  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  26

ARTICLE 7.        CONDITIONS TO CONSUMMATION OF THE MERGER  . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  26
    7.1           Conditions to Obligations of Greiner  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  27
                  7.1.1      Representations and Warranties True
                             at Closing . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  27
                  7.1.2      Covenants Performed  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  27
                  7.1.3      Certificate  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  27
                  7.1.4      Approval of Stockholders . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  27
                  7.1.5      Opinion of Counsel . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  27
                  7.1.6      Form S-4 . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  27
                  7.1.7      Merger Documents . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  28
                  7.1.8      Material Adverse Changes . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  28
                  7.1.9      HSR Filing . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  28
    7.2           Conditions to Obligations of URS and the Subsidiary   . . . . . . . . . . . . . . . . . . . . . . .  28
                  7.2.1      Representations and Warranties True
                             at Closing . . . .   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  28
                  7.2.2      Covenants Performed  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  28
                  7.2.3      Certificate  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  28
                  7.2.4      Approval of Stockholders . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  28
                  7.2.5      Opinion of Counsel . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  28
                  7.2.6      Form S-4 . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  29
                  7.2.7      Merger Documents . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  29
                  7.2.8      Material Adverse Changes . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  29
                  7.2.9      HSR Filing . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  29
                  7.2.10     Consents . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  29
                  7.2.11     No Litigation  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  29
                  7.2.12     Credit Agreement . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  29

ARTICLE 8.        ADDITIONAL AGREEMENTS   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  29
    8.1           Public Announcements  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  29
    8.2           Confidentiality   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  29
    8.3           Additional Agreements   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  30
    8.4           Use of Name   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  30
    8.5           Employee Matters  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    30
    8.6           Non-Liability of Agents and Stockholders  . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  30
    8.7           Greiner Engineering, Inc. Performance
                             Plan and Employee Stock Ownership Plan . . . . . . . . . . . . . . . . . . . . . . . . .  30

ARTICLE 9.        TERMINATION   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  31
    9.1           Termination   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  31
    9.2           Effect of Termination and Abandonment   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  32
    9.3           Amendment   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  32
    9.4           Extension; Waiver   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  32

ARTICLE 10.       MISCELLANEOUS   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  32
    10.1          Survival of Representations and Warranties  . . . . . . . . . . . . . . . . . . . . . . . . . . . .  32
    10.2          Entire Agreement; Modification; Waiver  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  32
    10.3          Counterparts  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  32

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
    10.4          Assignment  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  33
    10.5          Fees and Expenses   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  33
    10.6          Notices   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  33
    10.7          Governing Law   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  33
    10.8          Further Action  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  34
    10.9          No Third Party Beneficiary  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  34
    10.10         Effect of Headings  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  34
    10.11         Severability  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  34

                          AGREEMENT AND PLAN OF MERGER

            THIS AGREEMENT AND PLAN OF MERGER (the "Agreement"), is entered into as of January 10, 1996, by and among GREINER ENGINEERING, INC., a Nevada corporation ("Greiner"), URS CORPORATION, a Delaware corporation ("URS"), and URS ACQUISITION CORPORATION, a Nevada corporation (the "Subsidiary"). Greiner is sometimes referred to herein as the "Surviving Corporation" and Greiner and the Subsidiary are sometimes collectively referred to herein as the "Constituent Corporations."

RECITALS

   A. Greiner is a corporation duly organized and existing under the laws of the State of Nevada, having as of the date hereof authorized capital stock consisting of (i) 20,000,000 shares of common stock, par value $0.50 per share (the "Greiner Common Stock"), of which as of the date hereof, 4,704,642 are issued and outstanding, 121,092 are issued and held in treasury, and 15,174,266 are reserved for issuance, and (ii) 1,000,000 shares of preferred stock, par value $1.00 per share, of which no shares are issued and outstanding.

   B. URS is a corporation duly organized and existing under the laws of the State of Delaware, having as of the date hereof authorized capital stock consisting of (i) 20,000,000 shares of common stock, par value $0.01 per share (the "URS Common Stock"), of which as of the date hereof, 7,167,591 are issued and outstanding, 287,000 are issued and held in treasury, and 12,545,409 are reserved for issuance, and (ii) 1,000,000 shares of preferred stock, par value $1.00 per share, of which no shares are issued and outstanding.

   C. The Subsidiary is a corporation duly organized and existing under the laws of the State of Nevada, having as of the date hereof authorized capital stock consisting of 100 shares of common stock, par value $1.00 per share (the "Subsidiary Common Stock"), all of which have been issued to, and are owned by, URS.

   D. URS, Greiner and the Subsidiary have determined that it is advisable that the Subsidiary be merged with and into Greiner on the terms and conditions set forth herein and pursuant to the applicable statutes and regulations (the "Merger").

   E. The respective boards of directors of Greiner, URS and the Subsidiary have authorized and approved the execution, delivery and the performance of this Agreement and the transactions contemplated hereby, and the board of directors of Greiner has directed that this Agreement be submitted to the stockholders of Greiner for consideration of and vote upon the approval of this Agreement.

AGREEMENT

            NOW, THEREFORE, in consideration of the mutual agreements, provisions and covenants contained herein, and subject to the terms and conditions hereof, and intending to be legally bound hereby, the parties hereto hereby agree as follows:

                                   ARTICLE 1.

                                   THE MERGER

   Section 1..1 Merger of the Subsidiary into Greiner. Upon the terms and subject to the conditions set forth in this Agreement, and in accordance with the Nevada Business Corporation Law set forth in Title 7 of the Nevada Revised Statues (the "Nevada Law"), at the Effective Time of the Merger (as defined in Section 1.2 below), the Subsidiary shall be merged with and into Greiner, and the separate existence of the Subsidiary shall thereupon cease, and Greiner shall continue its corporate existence as the surviving corporation of the Merger under the laws of the State of Nevada under the name of Greiner Engineering, Inc., and Greiner shall succeed to and assume all the rights and obligations of the Subsidiary in accordance with the Nevada Law.

   Section 1..2 Effective Time of the Merger. Subject to the provisions of this Agreement, as soon as practicable after the Closing Date, the parties shall file articles of merger, certificate of merger or other appropriate documents (in any such case, the "Merger Documents"), executed in accordance with the relevant provisions of the Nevada Law and shall make all other filings or recordings required under the Nevada Law. The Merger shall become effective at such time as the Merger Documents are duly filed with the Secretary of State of the State of Nevada, or at such other time as the parties hereto shall agree should be specified in the Merger Documents (the "Effective Time of the Merger").

   Section 1..3  Effects of the Merger.  At the Effective Time of the Merger:

            (a) the separate corporate existence of the Subsidiary shall cease and the Subsidiary shall be merged with and into Greiner, which shall be the Surviving Corporation, and all of the assets of the Subsidiary shall become the property of Greiner as the Surviving Corporation of the Merger, subject to the liabilities of the Subsidiary as of the Effective Time of the Merger;

            (b) the Articles of Incorporation of Greiner, as in effect immediately prior to the Effective Time of the Merger, shall be the Articles of Incorporation of the Surviving Corporation, and may be amended thereafter as provided by law;

            (c) the by-laws of Greiner, as in effect immediately prior to the Effective Time of the Merger, shall be the by-laws of the Surviving Corporation; such by-laws may be amended thereafter in accordance with their terms and as provided by law;

            (d) the directors of the Subsidiary immediately prior to the Effective Time of the Merger shall be the directors of the Surviving Corporation, each of such directors to hold office, subject to the applicable provisions of the Articles of Incorporation and by-laws of the Surviving Corporation, until the next annual stockholders' meeting of the Surviving Corporation and until their successors are elected and duly qualified; if at the Effective Time of the Merger, any of the foregoing persons shall for any reason be unwilling or unable to serve, the resulting vacancy shall be filled as provided in such by-laws;

            (e) the officers of Greiner immediately prior to the Effective Time of the Merger shall be the officers of the Surviving Corporation, each of such officers to hold office, subject to the applicable provisions of the Articles of Incorporation and by-laws of the Surviving Corporation, at the pleasure of the board of directors of the Surviving Corporation and until their successors are elected and duly qualified; and

            (f) the Surviving Corporation shall possess all the rights, privileges, immunities, powers and purposes of each of the Constituent Corporations; and all the property, real, personal or mixed, including causes of action and every other asset of each of the Constituent Corporations, shall vest in the Surviving Corporation without further act or deed. The Surviving Corporation shall be responsible and liable for all liabilities and obligations of each of the Constituent Corporations. No liability or obligation due or to become due, claim or demand for any cause existing against either of the Constituent Corporations, or any stockholder, officer or director thereof, shall be released or impaired by the Merger. No action or proceeding, whether civil or criminal, then pending by or against the Constituent Corporations, or any stockholder, officer or director thereof, shall abate or be discontinued by the Merger, but may be enforced, prosecuted, settled or compromised as if the Merger had not occurred, or the Surviving Corporation may be substituted in such action or special proceeding in place of the Constituent Corporations.


                                   ARTICLE 2.

                       EFFECT OF MERGER ON CAPITAL STOCK
                        OF THE CONSTITUENT CORPORATIONS

   Section 2..1  Conversion of the Greiner Common Stock.

            (a) Conversion; Merger Consideration. At the Effective Time of the Merger, each share of the Greiner Common Stock issued and outstanding immediately prior to the Effective Time of the Merger shall, by virtue of the Merger, and without any action on the part of the holder thereof, be converted into the right to receive (i) 0.298 shares of the URS Common Stock, and (ii) $13.50 in cash, all of which shall be payable upon the surrender of the certificate(s) formerly representing such shares of Greiner Common Stock. The cash and the URS Common Stock so deliverable is hereinafter collectively referred to as the "Merger Consideration."

            (b) Fractional Shares. No fractional shares of the URS Common Stock will be issued as a result of the Merger. In lieu of the issuance of any fractional shares of the URS Common Stock, holders of shares of the Greiner Common Stock who would otherwise have been entitled to receive a fraction of a share of the URS Common Stock shall be entitled to receive, from URS, an amount of cash, without interest, equal to the closing price of the URS Common Stock as reported on the New York Stock Exchange on the trading day immediately preceding the Closing Date as listed in The Wall Street Journal, multiplied by the fraction of a share of the URS Common Stock to which such holder would otherwise have been entitled.

            (c) Options. At the Effective Time of the Merger, all options to purchase Greiner Common Stock (the "Greiner Options") issued under the 1981 Stock Option Plan of Greiner Engineering, Inc. (the "1981 Greiner Plan") or under the 1991 Stock Option Plan of Greiner Engineering, Inc. (the "1991 Greiner Plan") which remain outstanding at that time (whether or not previously exercisable or vested) shall, by virtue of the Merger, and without any further action on the part of Greiner or any holder of said Greiner Options, be cancelled. If, at the Effective Time of the Merger, the Exercise Price per share with respect to any Greiner Option (whether or not previously exercisable or vested) so cancelled (the "Exercise Price") is less than the sum of (x) $13.50 per share, plus (y) 0.298 multiplied by the closing price per share of the URS Common Stock as reported on the New York Stock Exchange on the trading day immediately preceding the Closing Date as listed in The Wall Street Journal (the "Merger Value"), then the holder of such Greiner Option shall be paid as soon as practicable following the Closing Date cash in an amount per each share of Greiner Common Stock subject to such option equal to the excess, if any, of the Merger Value over the Exercise Price. Notwithstanding anything to the contrary in this Section 2.1(c), pursuant to the terms of Section 6(b) of the 1981 Greiner Plan and Section 6(b) of the 1991 Greiner Plan, promptly following execution of this Agreement, Greiner shall give each holder of the Greiner Options (whether or not previously exercisable or vested) written notice that such Greiner Options will be cancelled in connection with the Merger and, shall permit said holders to exercise their Greiner Options and purchase Greiner Common Stock pursuant to the terms of the 1981 Greiner Plan and/or the 1991 Greiner Plan, as the case may be.

            (d)        Surrender of Certificates and Receipt of Consideration.

                       (1) Appointment of Exchange Agent; Exchange Fund. As of the Effective Time of the Merger, URS shall deposit, or shall cause to be deposited with an exchange agent selected by URS and reasonably satisfactory to Greiner (the "Exchange Agent"), for the benefit of holders of the Greiner Common Stock, for exchange in accordance with this Article

2, (i) certificates representing the number of shares of the URS Common Stock issuable as part of the Merger Consideration, and (ii) cash in an amount equal to the aggregate cash component of the Merger Consideration, and (iii) cash to be paid in lieu of the issuance of fractional shares (such cash and certificates for the shares of URS Common Stock are hereinafter referred to collectively as the "Exchange Fund").

                       (2)  Notice to Greiner Stockholders.    As soon as
reasonably practicable after the Effective Time of the Merger, URS shall cause the Exchange Agent to mail to each holder of record of a certificate or certificates representing the Greiner Common Stock (A) a letter of transmittal which shall specify that delivery shall be effected, and risk of loss and title to the certificates for shares of the Greiner Common Stock shall pass, only upon delivery of the certificates for the shares of the Greiner Common Stock to the Exchange Agent, and shall be in such form and have such other provisions as URS may reasonably specify, and (B) instructions for use in effecting the surrender of the certificates for the shares of the Greiner Common Stock in exchange for the Merger Consideration.

                       (3)   Surrender of Greiner Stock Certificates.   Upon
surrender of a certificate for shares of the Greiner Common Stock (a "Greiner Stock Certificate") for cancellation to the Exchange Agent or to such other agent or agents as may be appointed by URS, together with such letter of transmittal, duly executed and completed in accordance with the instructions thereto, the holder thereof shall be entitled to receive in exchange therefor the number of whole shares of the URS Common Stock to which the holder of the Greiner Common Stock is entitled pursuant to this Article 2 plus that portion of the Exchange Fund which such holder has the right to receive pursuant to the provisions of this Section 2.1, after giving effect to any required withholding tax, and the Greiner Stock Certificate for the shares of the Greiner Common Stock so surrendered shall forthwith be cancelled.

                       (4) Limitations. Notwithstanding any other provision of this Agreement, until holders of Greiner Stock Certificates representing shares of the Greiner Common Stock have surrendered them for exchange as provided herein, .1 no dividends or other distributions shall be paid with respect to any shares represented by such Certificates and no payment for fractional shares shall be made, and .2 without regard to when such Greiner Stock Certificates are surrendered for exchange as provided herein, no interest shall be paid on any dividends or other distributions or any payment for fractional shares. Upon surrender of a Greiner Stock Certificate, there shall be paid to the holder of such Greiner Stock Certificate the amount of any dividends or other distributions which theretofore became payable, but which were not paid by reason of the preceding sentence, with respect to the number of whole shares of URS Common Stock represented by the Greiner Stock Certificate or Certificates issued upon such surrender. If any certificate for URS Common Stock is to be issued in a name other than in which the Greiner Stock Certificate surrendered in exchange therefore is registered, it shall be a condition of such exchange that the person requesting such exchange pay any transfer or other taxes required by reason of the issuance of certificates for such shares of URS Common Stock in a name other than that of the registered holder of the Greiner Stock Certificate surrendered, or establish to the satisfaction of Greiner that such tax has been paid or is not applicable. Certificates of URS Common Stock issued to holders of Greiner Common Stock issued under a Greiner restricted stock plan shall bear legends substantially similar to the legends presently on the Greiner Common Stock Certificates and as required by applicable law.

                       (5) Payment. The Exchange Agent shall within 15 business days of receipt of such Greiner Stock Certificate pay the holder of such Certificate, in immediately available funds, the amount of cash into which the shares theretofore represented by such Certificate shall have been converted pursuant to Section 2.1, and the Greiner Stock Certificate so surrendered shall be cancelled. In the event of a transfer of ownership of shares of Greiner Common Stock that is not registered in the transfer records of Greiner, payment may be made to a person other than the person in whose name the Certificate so surrendered is registered, if such Certificate shall be properly endorsed or otherwise be in proper form for transfer and the person requesting such payment shall pay any transfer or other taxes required by reason of the payment to a person other than the registered holder of such Greiner Stock Certificate or establish to the satisfaction of the Greiner that such tax has been paid or is not applicable. Until surrendered as contemplated by this Section 2.1, each Greiner Stock Certificate shall be deemed at any time after the Effective Time of the Merger to represent only the right to receive upon such surrender the amount of the Merger Consideration, without interest, into which the shares theretofore represented by such Greiner Stock Certificate shall be converted pursuant to Section 2.1. No interest will be paid or will accrue on the cash payable upon the surrender of any Greiner Stock Certificate.

            (e) Cancellation of the Greiner Common Stock. At the Effective Time of the Merger, all of the authorized and outstanding shares of the Greiner Common Stock shall be cancelled and cease to represent any interest in Greiner and such holders shall cease to have any rights of a stockholder of Greiner. From and after the Effective Time of the Merger, the holders of shares of the Greiner Common Stock outstanding immediately prior to the Effective Time of the Merger as such holders shall be entitled to receive only the Merger Consideration. From the Effective Time of the Merger, the holders of the shares of the Greiner Common Stock which shall be converted into the URS Common Stock pursuant to Section 2.1(a) shall have all of the rights of holders of the number of shares of the URS Common Stock into which such Greiner Common Stock has been converted.

   Section 2..2 Conversion of the Subsidiary Common Stock. At the Effective Time of the Merger, each share of the Subsidiary Common Stock outstanding immediately prior to the Effective Time of the Merger shall be converted into one (1) share of a newly-created class of $1.00 par value common stock of the Surviving Corporation.

   Section 2..3 Cancellation of Treasury Shares. Any share of the Greiner Common Stock held in the treasury of Greiner at the Effective Time of the Merger shall be cancelled and retired at the Effective Time of the Merger and no shares shall be issuable with respect thereto.

   Section 2..4 Withholding Tax. The right of any shareholder to receive the Merger Consideration shall be subject to and reduced by the amount of any required tax withholding obligation.


                                   ARTICLE 3.

                                    CLOSING

   Section 3..1 Closing; Closing Date. Unless this Merger Agreement shall have been terminated and the Merger abandoned pursuant to the provisions of
Article 9, a closing ("Closing") shall take place at the offices of Messrs. Sheppard, Mullin, Richter & Hampton, Four Embarcadero Center, Suite 1700, San Francisco, CA 94111, at 10:00 A.M., California time, on the business day following approval of the Greiner stockholders as contemplated by Section 6.2.2, or at such other time and place as may be agreed upon in writing by the parties hereto (the "Closing Date").

                                   ARTICLE 4.

                   REPRESENTATIONS AND WARRANTIES OF GREINER

   Except as otherwise disclosed to URS in a letter delivered to it prior to the execution hereof (which letter shall contain appropriate references to identify the representations and warranties herein to which the information in such letter relates) (the "Greiner Disclosure Letter"), Greiner represents and warrants to URS and the Subsidiary as follows:

   Section 4..1 Organization. Each of Greiner and the Greiner Subsidiaries (as hereinafter defined) is a corporation duly organized, validly existing, and in good standing under the laws of the jurisdiction of its incorporation and has all requisite corporate power and authority to own, lease, and operate its properties, and to carry on its business as now being conducted, except where the failure to be so organized, existing, and in good standing or to have such power and authority would not have a Greiner Material Adverse Effect (as defined below). Each of Greiner and the Greiner Subsidiaries is duly qualified or licensed and in good standing to do business in each jurisdiction in which the property owned, leased, or operated by it or the nature of the business conducted by it makes such qualification necessary, except in any such jurisdictions where the failure to be so duly qualified or licensed and in good standing would not have a Greiner Material Adverse Effect (defined below) on the Business Condition (defined below) of Greiner. For purposes of this
Agreement: (a) "Greiner Material Adverse Effect" means, when used in connection with Greiner, any change or effect that is materially adverse to the Business Condition of Greiner, other than changes or effects resulting from (i) changes attributable to conditions affecting the engineering business generally, (ii) changes in general economic conditions, or (iii) changes attributable to the announcement or pendency of the Merger; and (b) "Business Condition" with respect to an entity shall mean the business, financial condition, results of operations, or assets (without giving effect to the consequences of the transactions contemplated by this Agreement) of such entity and its Subsidiaries taken as a whole.

   Section 4..2 Capitalization. The authorized capital stock of Greiner consists of 20,000,000 shares of Greiner Common Stock, par value $0.50 per share, and 1,000,000 shares of preferred stock, par value $1.00 per share (the "Greiner Preferred Stock"). As of the date hereof, (i) 4,704,642 shares of Greiner Common Stock are issued and outstanding, (ii) options to acquire 377,650 shares of Greiner Common Stock are outstanding under all stock option plans and agreements of Greiner, (iii) 737,300 shares of Greiner Common Stock (including shares of Greiner Common Stock issuable upon exercise of the options identified in clause (ii) above) are reserved for issuance pursuant to all employee plans of Greiner, and (iv) there are no shares of Greiner Preferred Stock outstanding. All of the issued and outstanding shares of Greiner Common Stock are validly issued, fully paid and nonassessable and free of preemptive rights. Except as set forth above or as specified in Section 4.2 of the Greiner Disclosure Letter, as of the date of this Agreement there are no shares of capital stock of Greiner issued or outstanding or any options, warrants, subscriptions, calls, rights, convertible securities or other agreements or commitments obligating Greiner to issue, transfer, sell, redeem, repurchase or otherwise acquire any shares of its capital stock or securities. Except as provided in this Agreement or as set forth in Section 4.2 of the Greiner Disclosure Letter, after the Effective Time of the Merger, Greiner will have no obligation to issue, transfer or sell any shares of its capital stock pursuant to any employee benefit plan or otherwise.

   Section 4..3 Subsidiaries. Section 4.3 of the Greiner Disclosure Letter identifies each corporation or other entity of which Greiner, directly or indirectly, owns or controls voting securities or other interests which are sufficient to elect a majority of the board of directors or others performing similar functions of such corporation or other entity (a "Greiner Subsidiary") and sets forth for each Greiner Subsidiary: (i) its name and jurisdiction of incorporation or organization; (ii) its authorized capital stock; and (iii) the number of issued and outstanding shares of capital stock. Greiner owns directly or indirectly each of the outstanding shares of capital stock (or other ownership interests having by their terms ordinary voting power to elect a majority of directors or others performing similar functions with respect to such Greiner Subsidiary) of each of the Greiner Subsidiaries. Each of the outstanding shares of capital stock of each of the Greiner Subsidiaries is duly authorized, validly issued, fully paid and nonassessable. Each of the outstanding shares of capital stock of each Greiner Subsidiary is owned, directly or indirectly, by Greiner, free and clear of all liens, pledges, security interests, claims, or other encumbrances of any nature whatsoever ("Liens"). There are not now, and at Closing there will not be, (a) any issued or outstanding securities convertible into or exchangeable for, or any options, warrants, calls, subscriptions or other rights (preemptive or otherwise) to acquire, any shares of capital stock of any of the Greiner Subsidiaries; or
(b) any agreements or contractual commitments obligating Greiner, or restricting Greiner's rights, to transfer, sell, or vote, the capital stock of the Greiner Subsidiaries owned by it, directly or indirectly.

   Section 4..4 Material Investments. Except as set forth in Section 4.4 of the Greiner Disclosure Letter, Greiner does not directly or indirectly own any equity or similar interest in, or any interest convertible into or exchangeable or exercisable for any equity or similar interest in, any corporation (other than a Greiner Subsidiary), partnership, joint venture or other business association or entity that is material to Greiner. With respect to those entities indicated on Section 4.4 of the Greiner Disclosure Letter, Greiner has heretofore delivered to URS financial statements (audited to the extent available) and interim unaudited financial statements of each of such entities (through the most recently concluded fiscal quarter for each of such persons) and, to the best knowledge of Greiner, such financial statements fairly present, in conformity with generally accepted accounting principles ("GAAP") applied on a consistent basis (except as may be indicated in the notes thereto or in Section 4.4 of the Greiner Disclosure Letter), the financial condition of each thereof as at and the results of operations for the periods so indicated (subject to normal year-end adjustments in the case of the interim unaudited financial statements), and Greiner's disclosures with respect to its investment in each such entities otherwise included in the Greiner SEC Reports (as defined below) do not contain any untrue statements of material fact or omit to state any material fact required to be stated therein or which are necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. Except as set forth in Section 4.4 of the Greiner Disclosure Letter, Greiner (or, as indicated thereon, a Greiner Subsidiary) has good and marketable title to the securities evidencing its investment in the entities indicated in Section 4.4 of the Greiner Disclosure Letter, which have been validly issued and are fully paid and nonassessable and are held by Greiner or a Greiner Subsidiary free and clear of any Lien, restraint on alienation, or any other restriction with respect of the transferability or assignability thereof (other than restrictions on transfer imposed by Federal or state securities laws).

   Section 4..5 Authority Relative to this Agreement. Greiner has all requisite corporate power and authority to enter into this Agreement and subject, in the case of this Agreement, to approval of this Agreement by the stockholders of Greiner and to the consents and approvals set forth in Section
4.6 below, to consummate the transactions contemplated hereby. The execution, delivery and performance of this Agreement by Greiner and the consummation by Greiner of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of Greiner, including the unanimous approval of the Board of Directors of Greiner, and no other corporate proceedings on the part of Greiner are necessary to authorize this Agreement or the transactions contemplated hereby (except for approval by the stockholders of Greiner). This Agreement has been duly and validly executed and delivered by Greiner and constitutes a valid and binding agreement of Greiner, enforceable against Greiner in accordance with its terms, except that such enforceability may be subject to (i) bankruptcy, insolvency, reorganization or other similar laws relating to enforcement of creditors' rights generally, and
(ii) general equitable principles.

   Section 4..6 Consents and Approvals; No Violations. Except for applicable requirements of the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR Act"), the Securities Act of 1933, as amended (the "Securities Act"), the Securities Exchange Act of 1934, as amended (the "Exchange Act") (the HSR Act, Securities Act and Exchange Act, collectively, the "Governmental Requirements"), state or foreign laws relating to takeovers, if applicable, state securities or blue sky laws, state and local laws and regulations relating to licensing, and the filing of the Documents of Merger as required by the Nevada Law, no filing with, and no permit, authorization, consent or approval of, any court or tribunal or administrative, governmental or regulatory body, agency or authority ("Government Entity") is necessary for the execution, delivery and performance of this Agreement by Greiner or the transactions contemplated by this Agreement. Neither the execution, delivery nor performance of this Agreement by Greiner, nor the consummation by Greiner of the transactions contemplated hereby, nor compliance by Greiner with any of the provisions hereof, will (i) conflict with or result in any breach of any provisions of the Articles of Incorporation or By-Laws of Greiner or the Articles or Certificate of Incorporation, as the case may be, or By-Laws of any of the Greiner Subsidiaries, (ii) except as set forth in Section 4.6(ii) of the Greiner Disclosure Letter, result in a violation or breach of, or constitute (with or without due notice or lapse of time or both) a default (or give rise to any right of termination, cancellation, acceleration, vesting, payment, exercise, suspension or revocation) under, any of the terms, conditions or provisions of any note, bond, mortgage, deed of trust, security interest, indenture, license, contract, agreement, plan or other instrument or obligation to which Greiner or any of the Greiner Subsidiaries is a party or by which any of them or any of their properties or assets may be bound or affected, (iii) except as set forth in Section 4.6(iii) of the Greiner Disclosure Letter, violate any order, writ, injunction, decree, statute, rule or regulation applicable to Greiner, any Greiner Subsidiary or any of their properties or assets, (iv) except as set forth in Schedule 4.6(iv) of the Greiner Disclosure Letter, result in the creation or imposition of any Lien on any asset of Greiner or any Greiner Subsidiary, or (v) except as set forth in Section 4.6(v) of the Greiner Disclosure Letter, cause the suspension or revocation of any certificates of need, accreditation, registrations, licenses, permits and other consents or approvals of governmental agencies or accreditation organizations, except in the case of clauses (ii), (iii), (iv) and (v) for violations, breaches, defaults, terminations, cancellations, accelerations, creations, impositions, suspensions or revocations which would not individually or in the aggregate have a Greiner Material Adverse Effect.

   Section 4..7 Greiner SEC Reports and Financial Statements. Greiner has delivered or made available to URS true and complete copies of each registration statement, report and proxy or information statement, including, without limitation, its Annual Reports to Stockholders incorporated in material part by reference in certain of such reports, in the form (including exhibits and any amendments thereto) required to be filed with the Securities and Exchange Commission ("SEC") since January 1, 1992 (collectively, the "Greiner SEC Reports"). Except as set forth in Section 4.7 of the Greiner Disclosure Letter, as of the respective dates such Greiner SEC Reports were filed or, if any such Greiner SEC Reports were amended, as of the date such amendment was filed, each of the Greiner SEC Reports (i) complied in all material respects with all applicable requirements of the Securities Act and the Exchange Act, and the rules and regulations promulgated thereunder, and (ii) did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. Each of the audited consolidated financial statements and unaudited consolidated interim financial statements of Greiner (including any related notes and schedules) included (or incorporated by reference) in its Annual Reports on Form 10-K for each of the three fiscal years ended December 31, 1992, 1993 and 1994 and Quarterly Reports on Form 10-Q for all interim periods subsequent thereto (the "Greiner Financial Statements") fairly present, in conformity with GAAP applied on a consistent basis (except as may be indicated in the notes thereto), the consolidated financial position of Greiner and the Greiner Subsidiaries as of its date and the consolidated results of operations and cash flows for the period then ended (subject to normal year-end adjustments in the case of any unaudited interim financial statements). There has been no change in Greiner's accounting policies or the methods of making accounting estimates or changes in estimates that are material to the Greiner Financial Statements, except as described in the notes thereto.

   Section 4..8 Information Supplied. None of the information supplied or to be supplied by Greiner or the Greiner Subsidiaries, auditors, attorneys, financial advisors, or other consultants or advisors for inclusion in (a) the registration statement on Form S-4, and any amendment thereto, to be filed under Securities Act with the SEC by URS in connection with the issuance of the URS Common Stock in or as a result of the Merger (the "Form S-4"), or (b) the proxy statement and any amendment or supplement thereto to be distributed in connection with Greiner's meeting of stockholders to vote upon this Agreement and the transactions contemplated hereby (the "Proxy Statement" and, together with the Form S-4, the "Proxy Statement/Form S-4"), will: (i) in the case of the Proxy Statement and any amendment or supplement thereto, .1 at the time of the mailing of the Proxy Statement and any amendments or supplements thereto, and .2 at the time of Greiner's meeting of stockholders, and (ii) in the case of the Form S-4, as amended or supplemented, (x) at the time it becomes effective, (y) at the time of any post-effective amendment thereto, and (z) at the time of the meeting of the stockholders of Greiner, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. Greiner agrees to correct as promptly as practicable any such information provided by it that shall have become false or misleading in any material respect and to take all steps necessary to file with the SEC and have declared effective or cleared by the SEC any amendment or supplement to the Proxy Statement so as to correct the same and to cause the Proxy Statement as so corrected to be disseminated to Greiner's stockholders to the extent required by applicable law. The Proxy Statement/Form S-4 shall comply as to form in all material respects with the provisions of all applicable laws, including the provisions of the Exchange Act and the rules and regulations of the SEC thereunder, except that no representation is made by Greiner with respect to information supplied by URS specifically for inclusion therein.

   Section 4..9 Absence of Material Adverse and Other Changes. Except as contemplated by this Agreement, and except as set forth in Section 4.9 of the Greiner Disclosure Letter, since September 30, 1995, Greiner and the Greiner Subsidiaries have conducted their business in the ordinary course, consistent with past practices, and there has not been: (a) any event or occurrence that has resulted in a Greiner Material Adverse Effect, or any development or combination of developments of which Greiner has knowledge that is reasonably likely, in Greiner's commercially reasonable judgment, to result in a Greiner Material Adverse Effect, (b) any declaration, setting aside or payment of any dividend or other capital distributions in respect of any of its capital stock, except for regular cash dividends to holders of Greiner Common Stock in amounts and at times consistent with prior practice, or any redemption or repurchase or other acquisition of any shares of its capital stock, (c) any increase in the regular compensation of any of the officers or employees of Greiner or the Greiner Subsidiaries, except such increases as have been granted in the ordinary course of business in accordance with its customary practices (which shall include normal periodic performance reviews, promotions and related compensation increases), (d) any incurrence, assumption or guarantee by Greiner or any of the Greiner Subsidiaries of any indebtedness for borrowed money other than in the ordinary course of business consistent with past practices, (e) any transaction or commitment made, or any contract or agreement entered into, by Greiner or any of the Greiner Subsidiaries (including the acquisition or disposition of any assets) or any relinquishment by Greiner or any of the Greiner Subsidiaries of any contract or other right, in either case, material to Greiner's business taken as a whole, other than transactions and commitments in the ordinary course of business consistent with past practices and those contemplated by this Agreement, (f) any change in any method of accounting or accounting practice by Greiner or any of the Greiner Subsidiaries, except for any such change after the date hereof required by reason of a mandatory concurrent change in GAAP, (g) any loss or damage to the properties or assets of Greiner or the Greiner Subsidiaries which has resulted or is reasonably likely to result in a Greiner Material Adverse Effect, or (h) any agreement or any commitment to take any of the actions described in this
Section 4.9.

   Section 4..10 Litigation. Except for litigation disclosed in the notes to the financial statements included in the Greiner SEC Reports or as set forth in
Section 4.10 of the Greiner Disclosure Letter, there is no suit, action or proceeding (whether at law or equity, before or by any Federal, state or foreign court, tribunal, commission, board, agency or instrumentality, or before any arbitrator) pending or, to the best knowledge of Greiner, threatened against or affecting Greiner or any of the Greiner Subsidiaries, the outcome of which, in the reasonable judgment of Greiner, is likely individually or in the aggregate to have a Greiner Material Adverse Effect, or which challenges the validity of this Agreement or seeks to prevent, enjoin, materially alter or materially delay the transactions contemplated hereby, nor is there any judgment, decree, injunction, rule or order of any court, governmental department, commission, agency, instrumentality or arbitrator outstanding against Greiner or any of the Greiner Subsidiaries having, or which, insofar as can reasonably be foreseen, in the future may have, any such effect.

   Section 4..11 Absence of Undisclosed Liabilities. Except for liabilities or obligations which are accrued or reserved against in the Greiner Financial Statements (or reflected in the notes thereto) or which were incurred after September 30, 1995 in the ordinary course of business and consistent with past practices or in connection with the transactions contemplated by this Agreement, Greiner and the Greiner Subsidiaries do not have any liabilities or obligations (whether absolute, accrued, contingent or otherwise) of a nature required by GAAP to be reflected in a consolidated balance sheet (or reflected in the notes thereto).

   Section 4..12 No Default. Except as set forth in Section 4.12 of the Greiner Disclosure Letter, neither Greiner nor any of the Greiner Subsidiaries is in violation or breach of, or default under (and no event has occurred which with notice or the lapse of time or both would constitute a violation or breach of, or default under) any term, condition or provision of (a) its Articles or Certificate of Incorporation, as the case may be, or By-Laws, (b) any note, bond, mortgage, deed of trust, security interest, indenture, license, contract, agreement, plan, lease, commitment or other instrument or obligation to which Greiner or any of the Greiner Subsidiaries is a party or by which any of them or any of their properties or assets may be bound or affected, (c) any order, writ, injunction, decree, statute, rule or regulation applicable to Greiner or any of the Greiner Subsidiaries or any of their properties or assets, or (d) any certificate of need, accreditation, registration, license, permit and other consent or approval of governmental agencies or accreditation organization, except in the case of clauses (b), (c) and (d) above for violations, breaches or defaults which would not individually or in the aggregate have a Greiner Material Adverse Effect.

   Section 4..13 Properties, Liens, Etc. Greiner and the Greiner Subsidiaries own all of their tangible and intangible property, real and personal, free and clear of any Liens, except for statutory mechanics' and materialmens' liens, liens for current taxes not yet delinquent, and liens and encumbrances which do not confer upon the secured parties rights to property which, if exercised upon default, would have a Greiner Material Adverse Effect. All plants, structures and material equipment owned or leased by Greiner or the Greiner Subsidiaries and used in the operation of their business are in satisfactory condition and repair for the requirements of such business as presently conducted. Neither Greiner nor any of the Greiner Subsidiaries have received notice, or have knowledge of, any pending, threatened or contemplated condemnation proceeding, or of any sale or other disposition in lieu of condemnation, affecting any real property owned or leased by Greiner or any of the Greiner Subsidiaries.

   Section 4..14 Taxes. Except as set forth in Section 4.14 of the Greiner Disclosure Letter:

            (a) Greiner and each of the Greiner Subsidiaries has (i) timely filed (or has had timely filed on its behalf) or will cause to be timely filed all material Tax Returns (as defined below) required by applicable law to be filed by any of them for tax years ended prior to the date of this Agreement and all such Tax Returns and amendments thereto are or will be true, complete, and correct in all material respects, (ii) has paid (or has had paid on its behalf) all Taxes due or has properly accrued or reserved for all such Taxes for such periods, and (iii) has accrued for all Taxes for periods subsequent to the periods covered by such Tax Returns.

            (b) There are no material liens for Taxes upon the assets of Greiner or any of the Greiner Subsidiaries, except liens for Taxes not yet due.

            (c) There are no material deficiencies or adjustments for Taxes that have been proposed or assessed by any Tax Authority (as defined below) against Greiner or any of the Greiner Subsidiaries and which remain unpaid.

            (d) The Federal income tax returns of Greiner and each of the Greiner Subsidiaries have been examined by the Internal Revenue Service for all past taxable years and periods to and including the years set forth in
Section 4.14 of the Greiner Disclosure Letter, and all material deficiencies finally assessed as a result of such examinations have been paid. Section 4.14 of the Greiner Disclosure Letter sets forth (i) all taxable years and periods of Greiner and the Greiner Subsidiaries that are presently under Audit (as defined below) or in respect of which Greiner or any of the Greiner Subsidiaries has been notified in writing by the relevant Tax Authority that it will be Audited, (ii) the taxable years of Greiner and the Greiner Subsidiaries in respect of which the statutory period of limitations for the assessment of Federal, state and local income or franchise Taxes has expired, and (iii) all waivers extending the statutory period of limitation applicable to any material Tax Return filed by Greiner or any of the Greiner Subsidiaries for any taxable period ending prior to the date of this Agreement.

            (e) Prior to the date hereof, Greiner and the Greiner Subsidiaries have disclosed all material Tax sharing, Tax indemnity, or similar agreements to which Greiner or any of the Greiner Subsidiaries is a party to, is bound by, or has any obligation or liability for Taxes.

            (f) As used in this Agreement, (i) "Audit" shall mean any audit, assessment of Taxes, other examination by any Tax Authority, proceeding or appeal of such proceeding relating to Taxes, (ii) "Taxes" shall mean all Federal, state, local and foreign taxes, and other assessments of a similar nature (whether imposed directly or through withholding), including any interest, additions to tax, or penalties applicable thereto, (iii) "Tax Authority" shall mean the Internal Revenue Service and any other domestic or foreign governmental authority responsible for the administration of any Taxes, and (iv) "Tax Returns" shall mean all Federal, state, local and foreign tax returns, declarations, statements, reports, schedules, forms and information returns and any amended Tax Return relating to Taxes.


   Section 4..15  Benefit Plans.

   (a) Section 4.15 of the Greiner Disclosure Letter lists each Greiner Plan. With respect to each of the Greiner Plans, Greiner has heretofore delivered or made available to URS true and complete copies of each of the following documents: (i) a copy of each written plan (including all amendments thereto) or a description of each unwritten plan; (ii) a copy of the annual report, if required under ERISA, with respect to each Greiner Plan for the last three years; (iii) a copy of the actuarial report, if required under ERISA, with respect to each Greiner Plan for the last three years and any interim actuarial reports or calculations provided by the actuary since the date of the most recent annual actuarial report; (iv) the most recent summary plan description and all succeeding summaries of material modifications for each Greiner Plan for which a summary plan description is required; (v) if the Greiner Plan is funded through a trust or any third party funding vehicle, a copy of the trust or other funding agreement (including all amendments thereto) and the latest financial statements thereof; and (vi) the most recent determination letter issued with respect to each Qualified Greiner Plan. Each of the Greiner Plans has been operated and administered in all material respects in accordance with their terms and with all applicable laws, including Federal and state securities laws. Each Greiner Plan intended to be qualified under Section 401(a) of the Code is so qualified and has received a favorable determination letter from the Internal Revenue Service with respect to such qualification, its related trust has been determined to be exempt from taxation under Section 501(a) of the Code and nothing has occurred since the date of such letter that would adversely affect such qualification or exemption.

   (b) Section 4.15 of the Greiner Disclosure Letter lists each Greiner Benefit Arrangement. With respect to each of the Greiner Benefit Arrangements, Greiner has heretofore delivered to or made available to URS true and complete copies of each written plan (including all amendments thereto) or a description of each unwritten plan. Each Greiner Benefit Arrangement has been maintained in substantial compliance with its terms and with the requirements prescribed by any and all statutes, orders, rules, and regulations, including, without limitation, ERISA and the Code, that are applicable to such Greiner Benefit Arrangement, including Federal and state securities laws.

   (c) Neither Greiner nor the Greiner Subsidiaries nor any of their ERISA Affiliates has been involved in any transaction, taken any action, or failed to take any action that could cause Greiner or the Greiner Subsidiaries to be subject to any liability that would likely cause a Greiner Material Adverse Effect. No fiduciary of any Greiner Plan or Greiner Benefit Arrangement has taken any action that would result in such fiduciary being liable for the payment of damages under ERISA Section 409 and that would result in any material liability for Greiner, the Greiner Subsidiaries or URS.

   (d) Except with respect to contributions to Greiner Plans under Section 412 that are current and not past due, neither Greiner nor the Greiner Subsidiaries has incurred (directly or indirectly) prior to the Closing any current obligation to pay (i) any liability under Title IV of ERISA or (ii) any liability under Section 412 of the Code that remains unpaid at the date of signing of this Agreement. There is no "unfunded pension liability," i.e., excess of the value of benefits earned to date over assets, with respect to Employee Benefit Plans subject to Title IV of ERISA. All premiums owed to the Pension Benefit Guaranty Corporation with respect to any Employee Benefit Plan subject to Title IV have been paid.

   (e) None of Greiner, the Greiner Subsidiaries, or their ERISA Affiliates is making or accruing an obligation to make contributions or has, on or after January 1, 1980, made or accrued an obligation to make contributions to a "multiemployer plan" as defined in Section 4001(a)(3) of ERISA.

   (f) Full payment has been made of all amounts that Greiner and the Greiner Subsidiaries are required to pay as contributions to the Employee Benefit Plans as of the last day of the most recent fiscal year of each of the plans ended prior to the date of this Agreement.

   (g) No Greiner Plan or Greiner Benefit Arrangement provides or ever provided benefits, including without limitation, death or medical benefits (whether or not insured and whether or not funded), with respect to current or former employees of Greiner and the Greiner Subsidiaries beyond their retirement or other termination of service (other than (i) coverage mandated by applicable law, (ii) death benefits or retirement benefits under any "employee pension benefit plan," as that term is defined in Section 3(2) of ERISA, (iii) deferred compensation benefits accrued as liabilities on the books of Greiner and disclosed heretofore to URS, or (iv) benefits the full cost of which are borne by the current or former employee (or his or her beneficiary)). The consummation of the transactions contemplated hereby will not (i) entitle any current or former employee of Greiner or the Greiner Subsidiaries to severance pay, unemployment compensation or any similar payment, or (ii) accelerate the time of payment or vesting, or increase the amount of any compensation due to any such employee or former employee.

   (h) With respect to Greiner Plans and Greiner Benefit Arrangements, all reports, forms, and other documents required to be filed with any governmental authority or distributed to plan participants (including, without limitation, summary plan descriptions, Forms 5500, and summary annual reports) have been timely filed (if applicable) and distributed (if applicable) and were accurate.

   (i) There are no pending, threatened, or anticipated claims (other than routine claims for benefits) by, on behalf of, or against any Greiner Plans or Greiner Benefit Arrangements. No Greiner Plans or Greiner Benefit Arrangements are presently under audit or examination (nor has notice been received of a potential audit) by the Internal Revenue Service, the Department of Labor, or PBGC, nor are there any matters pending with respect to any Greiner Plan with the Internal Revenue Service under its Voluntary Compliance Resolution program, its Closing Agreement Program, or other similar programs.

   (j) No "prohibited transaction," as such term is defined in Code Section 4975 and ERISA Section 406, has occurred with respect to any Greiner Plan or Greiner Benefit Arrangement that could subject such plan, any fiduciary thereof, Greiner, the Greiner Subsidiaries or URS to a material penalty for such prohibited transaction imposed by ERISA Section 502 or a material tax imposed by Code Section 4975.

   (k) Any bonding required by applicable provisions of ERISA with respect to any Greiner Plan or Greiner Benefit Arrangement has been obtained and is in full force and effect.

   (l)      For purposes of this Section 4.15:

                       (1) "Greiner Benefit Arrangement" means each employment, severance, or other similar contract, arrangement, or policy and each plan or arrangement (written or oral, formal or informal) providing for insurance coverage (including any self-insured arrangements), cafeteria benefits under Section 125 of the Code, fringe benefits (including but not limited to paid holidays, personal leave, employee discount, educational benefit, or similar programs), workers' benefits, vacation benefits, severance benefits, disability benefits, death benefits, retirement benefits, deferred compensation, profit-sharing, bonuses, stock options, stock purchase, phantom stock, stock appreciation or other forms of incentive compensation or postretirement insurance or health benefits, compensation or benefits that (i) is not a Greiner Plan, (ii) is or has been entered into, maintained, or contributed to by Greiner or its ERISA Affiliates, and (iii) covers, or within the last five years covered and has further or continuing obligations, any employee of Greiner or any Greiner Subsidiary.

                       (2) "Greiner Plan" means any Employee Benefit Plan or "multiemployer plan" as defined in Section 4001(a)(3) of ERISA (a) maintained or contributed to by or on behalf of Greiner or any Greiner Subsidiary, whether currently or within the six years prior to the Closing Date, or (b) in which any employee of Greiner or any Greiner Subsidiary has participated, as an employee of Greiner or any Greiner Subsidiary, within the six years prior to the Closing Date, or under which any such employee has accrued and remains entitled to any benefit.

                       (3) "Employee Benefit Plan" means any deferred compensation, retirement, severance, health, or other plan or program constituting an "employee benefit plan" as defined in Section 3(3) of ERISA maintained or previously maintained for current or former employees of Greiner or the Greiner Subsidiaries, or any ERISA Affiliate of Greiner or the Greiner Subsidiaries or in which any such employees participate or participated, other than a Multiemployer Plan.

                       (4) "ERISA" means the Employee Retirement Income Security Act of 1974, as amended, and all regulations and published interpretations promulgated thereunder, as in effect from time to time.

                       (5) "ERISA Affiliate" means each person (as defined in Section 3(9) of ERISA) that, together with Greiner or a Greiner Subsidiary, would be treated as a single employer under Section 4001(b) of ERISA or that would be deemed to be a member of the same "controlled group" within the meaning of Section 414(b), (c), (m), and (o) of the Code (provided, however, that when the subject of the provision is a Multiemployer Plan only subsections
(b) and (c) of Section 414 shall be taken into account).

   Section 4..16   Employment Matters; Labor Relations.

            (a) Section 4.16 of the Greiner Disclosure Letter sets forth a true and complete list of the names, classifications, dates of hire and base compensation for the year ending December 31, 1995, of each employee of Greiner and the Greiner Subsidiaries whose base compensation exceeds $75,000 per annum.

            (b) With respect to current or former employees of Greiner and the Greiner Subsidiaries,

                       (i) Each of Greiner and the Greiner Subsidiaries is in substantial compliance with all applicable laws respecting employment and employment practices, and occupational safety and health, except for such violations, if any, that in the aggregate have not had and would not have a Greiner Material Adverse Effect. There is no charge or compliance action pending or threatened against or with respect to Greiner or any of the Greiner Subsidiaries before the Equal Employment Opportunity Commission or any state, local, or foreign agency responsible for the prevention of unlawful employment practices as to which there is a reasonable likelihood of adverse determination. None of Greiner nor any of the Greiner Subsidiaries has received notice of the intent of any Federal, state, local or foreign agency responsible for the enforcement of labor or employment laws to conduct an investigation, and, to Greiner's knowledge, no such investigation is in progress.

                       (ii) The employees of Greiner and the Greiner Subsidiaries are not represented by any labor union, nor are there any collective bargaining agreements or any other types of agreements with labor unions otherwise in effect with respect to such employees, nor are any collective bargaining agreements currently being negotiated, and, to Greiner's knowledge, no union organizational campaign is in progress. None of Greiner or the Greiner Subsidiaries is engaged in any unfair labor practices as defined in the National Labor Relations Act or other applicable law, ordinance, or regulation. There is no unfair labor practice charge or complaint against any of Greiner or the Greiner Subsidiaries pending or, to Greiner's knowledge, threatened before the National Labor Relations Board. There is no labor strike, lockout, slow-down or work stoppage pending or threatened against Greiner or any of the Greiner Subsidiaries. None of Greiner and the Greiner Subsidiaries has experienced any significant work stoppage or been party to any proceedings before the National Labor Relations Board for the past three years.

   Section 4..17  Intellectual Property.

            (a) Except as set forth in Section 4.17 of the Greiner Disclosure Letter, and except to the extent that the inaccuracy of any of the following (or the circumstances giving rise to such inaccuracy), individually and in the aggregate, would not have a Greiner Material Adverse Effect:

                       (i) Greiner and the Greiner Subsidiaries own, or are licensed or otherwise have the right to use (in each case, clear of any lien or encumbrance of any kind) all Intellectual Property (as defined below) that in any material respect is used or proposed to be used in the business of Greiner and the Greiner Subsidiaries.

                       (ii) No claims are pending, or to the knowledge of Greiner, threatened that Greiner or any of the Greiner Subsidiaries is infringing on or otherwise violating the rights of any person with regard to any Intellectual Property owned by and/or licensed to Greiner or the Greiner Subsidiaries.

                       (iii) To the knowledge of Greiner, no person is infringing on or otherwise violating any right of Greiner or any Greiner Subsidiary with respect to any Intellectual Property owned by and/or licensed to Greiner or the Greiner Subsidiaries, provided, that the foregoing representation is qualified to the extent of publicly known problems of general applicability with respect to software piracy and copyright protection.

                       (iv) None of the former or current members of management or key personnel of Greiner or any Greiner Subsidiary, including all former and current employees, agents, consultants and contractors who have contributed to or participated in the conception and development of designs, computer software or other Intellectual Property of Greiner or the Greiner Subsidiaries, has asserted in writing any claim against Greiner or any of the Greiner Subsidiaries in connection with the involvement of such persons in the conception and development of any design, computer software or other Intellectual Property, and no such claim, to the knowledge of Greiner, has been threatened.

                       (v) The execution and delivery of this Agreement, compliance with its terms and the consummation of the transactions contemplated hereby do not and will not conflict with or result in any violation or default (with or without notice or the lapse of time) or give rise to any right, license or encumbrance relating to the Intellectual Property, or any right of termination, cancellation, or acceleration of any material Intellectual Property right or obligation.

            (b) For purposes of this Agreement, "Intellectual Property" means (a) trademarks (registered on unregistered), service marks, brand names, certification marks, trade dress, assumed names, trade names and other indications of origin, the goodwill associated with the foregoing and registrations in any jurisdiction of, and applications in any jurisdiction to register, the foregoing, including any extension, modification or renewal of any such registration or application; (b) inventions, discoveries and ideas, whether patented, patentable or not in any jurisdiction; (c) nonpublic information, trade secrets and confidential information and rights in any jurisdiction to limit the use or disclosure thereof by any person; (d) writings and other works, whether copyrighted, copyrightable or not in any jurisdiction; (e) registration or applications for registration of copyrights in any jurisdiction, and any renewals or extensions thereof; (f) any similar intellectual property or proprietary rights and computer programs and software (including source code, object code and data);
(g) licenses, immunities, covenants not to sue and the like relating to the foregoing; and (h) any claims or causes of action arising out of or related to any infringement or misappropriation of any of the foregoing.

            (c) Except for the name "Greiner" and the Greiner logo, there are no (i) material domestic and foreign registered trademarks, registered copyrights and patents, and applications for registration of any of the foregoing; (ii) material trade names, service marks, service names, logos and assumed names which are owned by Greiner or any of the Greiner Subsidiaries, as the case may be, and that are used or proposed to be used in the business of Greiner and the Greiner Subsidiaries as currently conducted; or
(iii) material licenses and other agreements to which Greiner or any Greiner Subsidiary is a party and pursuant to which Greiner is authorized to use any Intellectual Property. To the knowledge of Greiner, all registered Intellectual Property has been validly issued or registered and is subsisting. Neither Greiner nor the Greiner Subsidiaries have taken or omitted to take any act which act or omission might have the effect of waiving or impairing any of the rights of Greiner to practice and enforce any patent, or to use and enforce any trademark or copyright listed on Section 4.17 of the Greiner Disclosure Letter.

   Section 4..18 Insurance. Section 4.18 of the Greiner Disclosure Letter contains a complete and correct list and accurate summary description of all insurance policies and material completion bonds (including, without limitation, professional liability coverage) maintained by or on behalf of or covering Greiner and the Greiner Subsidiaries, their assets or operations, or the conduct of their business. Greiner has made available to URS complete and correct copies of all the declaration sheets or binders (if declaration sheets are not yet issued) relating to such policies and bonds. Except as noted on
Section 4.18 of the Greiner Disclosure Letter, all such policies and bonds are in full force and effect, no notices of cancellation or nonrenewal have been received with respect thereto, and all premiums due thereon have been paid. Greiner and the Greiner Subsidiaries have complied in all material respects with the provisions of such policies and bonds. Such policies and bonds are of the type and in amounts customarily carried by persons conducting businesses similar to the business conducted by Greiner and the Greiner Subsidiaries.

   Section 4..19. Compliance with Applicable Law. Greiner and the Greiner Subsidiaries are not in violation of, or to Greiner's knowledge, are neither under investigation with respect to nor have been threatened to be charged with or given notice of any violation of, any applicable laws, ordinances, rules and regulations of any court, administrative agency or commission or other governmental authority or instrumentality, whether domestic or foreign (each a "Governmental Entity") applicable to Greiner or any Greiner Subsidiary, except for such violations, if any, that, in the aggregate, have not had and would not, in the reasonable judgment of Greiner, be likely to have a Greiner Material Adverse Effect.

   Section 4..20. Certain Contracts and Arrangements. Section 4.20 of the Greiner Disclosure Letter lists all of the following agreements to which Greiner or any of the Greiner Subsidiaries is a party ("Material Agreements"):

            (a) Each partnership, joint venture or other similar agreement or arrangement to which Greiner or any Greiner Subsidiary is a party that has involved or is expected to involve an annual sharing of revenues of $5,000,000 or more to other persons;

            (b) Each lease for real or personal property in which the amount of payments which Greiner or a Greiner Subsidiary is required to make on an annual basis is $500,000 or more;

            (c) Each agreement of Greiner and the Greiner Subsidiaries relating to indebtedness for borrowed money (whether incurred, assumed, guaranteed or secured by any asset) in an aggregate outstanding principal amount of $1,000,000 or more;

            (d) Each other agreement, license or franchise which has not been terminated or performed in its entirety and not renewed which may be, by its terms, terminated, impaired or adversely affected by reason of the execution of this Agreement, the closing of the Merger, or the consummation of the transactions contemplated hereby or thereby, and the loss of which would, individually or in the aggregate with other such agreements, licenses, or franchises, have a Greiner Material Adverse Effect;

            (e) Each agreement of Greiner or the Greiner Subsidiaries with or for the benefit of any affiliate of Greiner with annual payments of $50,000 or more;

            (f) Each contract containing covenants purporting to materially limit the freedom of Greiner or any Greiner Subsidiary to compete in any line of business or in any geographic area; and

All Material Agreements are valid, binding and enforceable in accordance with their terms and none of Greiner or the Greiner Subsidiaries nor, to the knowledge of Greiner, any other party thereto, is in default under any of such agreements, nor, to the knowledge of Greiner, has any event or circumstance occurred that, with notice or lapse of time or both, would constitute any event of default by Greiner or the Greiner Subsidiaries or any other party thereto other than with respect to any of the foregoing such defaults, if any, that would not, individually or in the aggregate, have a Greiner Material Adverse Effect. To Greiner's knowledge, none of the parties to the contracts identified in this Section have terminated, or have expressed an intent to reduce materially or terminate presently or in the future, such contracts.

   Section 4..21 Prohibited Payments. Greiner has not, with respect to the opportunities, business or operation of Greiner, (a) entered into any understanding agreement or arrangement, written or oral, under or pursuant to which bribes, kickbacks, rebates, payoffs or other forms of illegal payments have been or will be made, provided for or suffered, either directly or indirectly, through agents, brokers or other intermediaries, (b) made any illegal payment or contribution of moneys, services or property to any political party, candidate or elected official, directly or indirectly, for any purpose or (c) directly or indirectly engaged in any activity prohibited by the Foreign Corrupt Practices Act of 1977.

   Section 4..22 Powers of Attorney. Greiner has not given a power of attorney, except for revocable powers of attorney routinely granted in the ordinary course of business which related to routine representations before governmental agencies or given in connection with the qualification to conduct business in other jurisdictions.

   Section 4..23  Environmental Matters.

                          (a)     (i)      Greiner and each of the Greiner
Subsidiaries hold, and are in substantial compliance with, all Environmental Permits, and with all applicable Environmental Laws, except where the failure to hold such permits or to be in compliance would not have a Greiner Material Adverse Effect.

                                  (ii)     Neither Greiner nor any of the
Greiner Subsidiaries has received any written request for information, or has been notified that it is a potentially responsible party, under the Federal Comprehensive Environmental Response, Compensation, and Liability Act of 1980, as amended, or any similar state law with respect to any on-site or off-site location.

                                  (iii) No notice, notification, demand,
request for information, citation, summons, complaint or order has been issued, no complaint has been filed, no penalty has been assessed and no investigation or review (collectively, "Environmental Notices") is pending, or to Greiner's knowledge, threatened by any governmental entity or other person with respect to any .1 alleged violation by Greiner or any of the Greiner Subsidiaries of any Environmental Law or liability thereunder or .2 alleged failure by Greiner or any of the Greiner Subsidiaries to have any Environmental Permit, except, in each case, for Environmental Notices that would not have a Greiner Material Adverse Effect.

                                  (iv) To Greiner's knowledge, there have been
no discharges, emissions or releases of Hazardous Substances by Greiner which are or were reportable under Environmental Laws, other than such discharges, emissions or releases that would not have a Greiner Material Adverse Effect.

                          (b)     There has been no material environmental
investigation of Greiner, study, audit, test, review or other analysis (including any Phase I environmental assessments) conducted of which Greiner has knowledge in relation to any real property or lease which has not been delivered to URS prior to the date hereof. Neither Greiner nor any of the Greiner Subsidiaries is subject to any judgment, decree or order relating to compliance with, or the cleanup of regulated substances under, any applicable Environmental Law.

                          (c)     For purposes of this Agreement:  (i) the term
"Environmental Laws" means any and all applicable Federal, state, local and foreign statutes, laws, judicial decisions, regulations, ordinances, rules, judgments, judicial orders, decrees, codes, injunctions, permits, consent decrees, consent orders and governmental restrictions, now in effect, relating to human health, the environment or to emissions, discharges or releases of pollutants, contaminants, Hazardous Substances or wastes into the environment, including without limitation ambient air, surface water, ground water or land, or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of pollutants, contaminants, Hazardous Substances or wastes or the clean-up or other remediation thereof; (ii) the term "Environmental Permits" means all permits licenses, authorizations, certificates and approvals of governmental authorities relating to or required by Environmental Laws and necessary or proper for the business of Greiner and the Greiner Subsidiaries as currently conducted; and (iii) "Hazardous Substance" means any toxic, radioactive, caustic or otherwise hazardous substance, including petroleum, its derivatives, by-products and other hydrocarbons, or any substance having any constituent elements displaying any of the foregoing characteristics, including, without limitation, any substance regulated under Environmental Laws.

                 Section 4..24 Regulatory Matters. Greiner has filed or otherwise provided all reports, data, other information and applications which are required to be filed with or otherwise provided to the U.S. Environmental Protection Agency (the "EPA"), the U.S. Occupational Safety and Health Administration ("OSHA"), and any other Federal, state, local or foreign governmental authorities with jurisdiction and all regulatory approvals in respect thereof are in full force and effect on the date hereof, the failure to file or provide which or obtain which would, in the aggregate, result in a Greiner Material Adverse Effect.

                 Section 4..25  Immigration Reform and Control Act.

                          (a)     Greiner has fully complied with the
verification requirements and the recordkeeping requirements of the Immigration Reform and Control Act of 1986 ("IRCA").

                          (b)     To the best knowledge and belief of Greiner
and the Greiner Subsidiaries, the information and documents on which Greiner relied in complying with IRCA are true and correct.

                          (c)     There have not been any discrimination
complaints filed against Greiner pursuant to IRCA.

                 Section 4..26 Board Approvals; Opinion of Financial Advisor. The Board of Directors of Greiner (at a meeting duly called and held or pursuant to valid written consent) has unanimously determined that the transactions contemplated hereby are fair to and in the best interests of Greiner and its stockholders. Greiner has received the opinion of Houlihan, Lokey, Howard & Zukin, Inc. ("HL"), Greiner's financial advisor, or another financial advisor selected by Greiner and reasonably acceptable to URS, substantially to the effect that the Merger consideration to be paid to holders of the Greiner Common Stock in the Merger is fair to such stockholders from a financial point of view.

                 Section 4..27 Brokers. No broker, finder or investment banker is entitled to any brokerage, finder's fee or commission payable by Greiner in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of Greiner.

                 Section 4..28 Disclosure. No representation or warranty by Greiner in this Agreement, the schedules hereto or any certificates delivered pursuant to the terms hereof, contains or will contain an untrue statement of material fact, or omits or will omit to state a material fact necessary to make the statements contained herein or therein, in light of the circumstances in which they were made, not misleading.

                 Section 4..29 Reliance. The foregoing representations and warranties are made by Greiner with the knowledge and expectation that URS is placing reliance thereon.


                                   ARTICLE 5.

                     REPRESENTATIONS AND WARRANTIES OF URS

                 Except as otherwise disclosed to Greiner in a letter delivered to it prior to the execution hereof (which letter shall contain appropriate references to identify the representations and warranties herein to which the information in such letter relates) (the "URS Disclosure Letter"), URS and the Subsidiary represent and warrant to Greiner as follows:

                 Section 5..1 Organization. Each of URS and the Subsidiary is a corporation duly organized, validly existing, and in good standing under the laws of the jurisdiction of its incorporation and has all requisite corporate power and authority to own, lease, and operate its properties, and to carry on its business as now being conducted, except where the failure to be so organized, existing, and in good standing or to have such power and authority would not have a URS Material Adverse Effect. Each of URS and the Subsidiary is duly qualified or licensed and in good standing to do business in each jurisdiction in which the property owned, leased, or operated by it or the nature of the business conducted by it makes such qualification necessary, except in any such jurisdictions where the failure to be so duly qualified or licensed and in good standing would not have a URS Material Adverse Effect on the Business Condition of URS. For purposes of this Agreement, "URS Material Adverse Effect" means, when used in connection with URS, any change or effect that is materially adverse to the Business Condition of URS, other than changes or effects resulting from (i) changes attributable to conditions affecting the engineering business generally, (ii) changes in general economic conditions, or
(iii) changes attributable to the announcement or pendency of the Merger.

                 Section 5..2 Capitalization. The authorized capital stock of URS consists of 20,000,000 shares of URS Common Stock, par value $0.01 per share, and 1,000,000 shares of preferred stock, par value $1.00 per share (the "URS Preferred Stock"). As of the date hereof, (i) 7,167,591 shares of URS Common Stock are issued and outstanding, (ii) options to acquire 1,166,324 shares of URS Common Stock are outstanding under all stock option plans and agreements of URS, (iii) 1,559,665 shares of URS Common Stock (including shares of URS Common Stock issuable upon exercise of the options identified in clause (ii) above) are reserved for issuance pursuant to all employee plans of URS, and (iv) there are no shares of URS Preferred Stock outstanding. All of the issued and outstanding shares of URS Common Stock are validly issued, fully paid and nonassessable and free of preemptive rights.
All of the URS Common Stock reserved for issuance in exchange for the shares of the Greiner Common Stock at the Effective Time of the Merger in accordance with this Agreement will be, when so issued, duly authorized, validly issued, fully paid and nonassessable and free of preemptive rights. The authorized capital stock of the Subsidiary consists of 100 shares of the Subsidiary Common Stock, par value $1.00 per share, all of which shares are validly issued and outstanding, fully paid and nonassessable and are owned by URS. Except as set forth above or as specified in Section 5.2 of the URS Disclosure Letter, as of the date of this Agreement there are no shares of capital stock of URS issued or outstanding or any options, warrants, subscriptions, calls, rights, convertible securities or other agreements or commitments obligating URS to issue, transfer, sell, redeem, repurchase or otherwise acquire any shares of its capital stock or securities. Except as provided in this Agreement or as set forth in Section 5.2 of the URS Disclosure Letter, after the Effective Time of the Merger, URS will have no obligation to issue, transfer or sell any shares of its capital stock pursuant to any employee benefit plan or otherwise.

                 Section 5..3  Authority Relative to this Agreement.    Each of
URS and the Subsidiary has all requisite corporate power and authority to enter into this Agreement and subject, in the case of this Agreement, to the consents and approvals set forth in Section 5.4 below, to consummate the transactions contemplated hereby. The execution, delivery and performance of this Agreement by URS and the Subsidiary and the consummation by URS and the Subsidiary of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of URS and the Subsidiary, including the unanimous approval of their respective Boards of Directors, and no other corporate proceedings on the part of URS or the Subsidiary are necessary to authorize this Agreement or the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by URS and the Subsidiary and constitutes a valid and binding agreement of each of them, enforceable against each of them in accordance with its terms, except that such enforceability may be subject to (i) bankruptcy, insolvency, reorganization or other similar laws relating to enforcement of creditors' rights generally, and (ii) general equitable principles.

                 Section 5..4 Consents and Approvals; No Violations. Except for the applicable requirements of the Governmental Requirements, state or foreign laws relating to takeovers, if applicable, state securities or blue sky laws, state and local laws and regulations relating to licensing, and the filing of the Documents of Merger as required by the Nevada Law, no filing with, and no permit, authorization, consent or approval of, any Government Entity is necessary for the execution, delivery and performance of this Agreement by URS and the Subsidiary of the transactions contemplated by this Agreement. Neither the execution, delivery nor performance of this Agreement by URS and the Subsidiary, nor the consummation by URS and the Subsidiary of the transactions contemplated hereby, nor compliance by URS and the Subsidiary with any of the provisions hereof, will (i) conflict with or result in any breach of any provisions of the Certificate of Incorporation or By-Laws of URS or the Subsidiary or the Articles or Certificate of Incorporation, as the case may be, or By-Laws of any of the URS Subsidiaries, (ii) except as set forth in
Section 5.4(ii) of the URS Disclosure Letter, result in a violation or breach of, or constitute (with or without due notice or lapse of time or both) a default (or give rise to any right of termination, cancellation, acceleration, vesting, payment, exercise, suspension or revocation) under, any of the terms, conditions or provisions of any note, bond, mortgage, deed of trust, security interest, indenture, license, contract, agreement, plan or other instrument or obligation to which URS or any of the URS Subsidiaries is a party or by which any of them or any of their properties or assets may be bound or affected, (iii) except as set forth in Section 5.4(iii) of the URS Disclosure Letter, violate any order, writ, injunction, decree, statute, rule or regulation applicable to URS, any URS Subsidiary or any of their properties or assets, (iv) except as set forth in Section 5.4(iv) of the URS Disclosure Letter, result in the creation or imposition of any Lien on any asset of URS or any URS Subsidiary, or (v) except as set forth in Section 5.4(v) of the URS Disclosure Letter, cause the suspension or revocation of any certificates of need, accreditation, registrations, licenses, permits and other consents or approvals of governmental agencies or accreditation organizations, except in the case of clauses (ii), (iii), (iv) and (v) for violations, breaches, defaults, terminations, cancellations, accelerations, creations, impositions, suspensions or revocations which would not individually or in the aggregate have a URS Material Adverse Effect.

                 Section 5..5 URS SEC Reports and Financial Statements. URS has delivered to Greiner true and complete copies of each registration statement, report and proxy or information statement, including, without limitation, its Annual Reports to Stockholders incorporated in material part by reference in certain of such reports, in the form (including exhibits and any amendments thereto) required to be filed with SEC since January 1, 1992 (collectively, the "URS SEC Reports"). Except as set forth in Section 5.5 of the URS Disclosure Letter, as of the respective dates such URS SEC Reports were filed or, if any such URS SEC Reports were amended, as of the date such amendment was filed, each of the URS SEC Reports (i) complied in all material respects with all applicable requirements of the Securities Act and the Exchange Act, and the rules and regulations promulgated thereunder, and (ii) did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. Each of the audited consolidated financial statements and unaudited consolidated interim financial statements of URS (including any related notes and schedules) included (or incorporated by reference) in its Annual Reports on Form 10-K for each of the three fiscal years ended October 31, 1992, 1993 and 1994, and to be included on Form 10-K for the fiscal year ended October 31, 1995, when filed, and Quarterly Reports on Form 10-Q for all interim periods subsequent thereto (the "URS Financial Statements") fairly present, in conformity with GAAP applied on a consistent basis (except as may be indicated in the notes thereto), the consolidated financial position of URS and the URS Subsidiaries as of its date and the consolidated results of operations and cash flows for the period then ended (subject to normal year-end adjustments in the case of any unaudited interim financial statements). There has been no change in URS's accounting policies or methods of making accounting estimates or changes in estimates that are material to the URS Financial Statements, except as described in the notes thereto.

                 Section 5..6 Information Supplied. None of the information supplied or to be supplied by URS, the URS Subsidiaries, auditors, attorneys, financial advisors, other consultants or advisors or the Subsidiary for inclusion in the Form S-4 or the Proxy Statement/Form S-4, will, in the case of the Proxy Statement and any amendment or supplement thereto, at the time of the mailing of the Proxy Statement and any amendment or supplement thereto, and at the time of any meeting of stockholders of Greiner to vote upon this Agreement and the transactions contemplated hereby, or in the case of the Form S-4, as amended or supplemented, at the time it becomes effective and at the time of any post-effective amendment thereto contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances in which they are made, not misleading or necessary to correct any statement in any earlier filing with the SEC of such Proxy Statement/Form S-4 or any amendment or supplement thereto or any earlier communication (including the Proxy Statement/Form S-4) to stockholders of Greiner with respect to the transactions contemplated by this Agreement. The Form S-4 and the Proxy Statement/Form S-4 will comply as to form in all material respects with the provisions of all applicable laws including the provisions of the Securities Act and the Exchange Act and the rules and regulations of the SEC thereunder, except that no representation is made by URS with respect to information supplied by Greiner specifically for inclusion therein.

                 Section 5..7 Board Approvals; Opinion of Financial Advisor. The Boards of Directors of URS and the Subsidiary (at meetings duly called and held or pursuant to valid written consents) have unanimously determined that the transactions contemplated hereby are fair to and in the best interests of URS and the Subsidiary and the stockholders of URS. URS has received the opinion of Morgan Stanley & Co. Incorporated ("MS"), URS's financial advisor, substantially to the effect that the Merger consideration to be paid to holders of the Greiner Common Stock in the Merger is fair to URS from a financial point of view.

                 Section 5..8 Brokers. No broker, finder or investment banker (other than MS) is entitled to any brokerage, finder's fee or commission payable by URS in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of URS.

                 Section 5..9 Disclosure. No representation or warranty by URS in this Agreement, the schedules hereto or any certificates delivered pursuant to the terms hereof, contains or will contain an untrue statement of material fact, or omits or will omit to state a material fact necessary to make the statements contained herein or therein, in light of the circumstances in which they were made, not misleading.

                                   ARTICLE 6.

                             PRE-CLOSING COVENANTS


                 Section 6..1 Covenants of All Parties. During the period from the date of this Agreement until the earlier of the termination of this Agreement or the Effective Time of the Merger, each of the parties hereto covenants and agrees as follows;

                                  6..1.1  Advice of Changes.  Each party shall
promptly advise each of the other parties in writing (i) of any event occurring subsequent to the date of this Agreement that would render any representation or warranty of such party contained in this Agreement, if made on or as of the date of such event or the Closing Date, untrue or inaccurate in any material respect.

                                  6..1.2  Regulatory Approvals.  Each party
shall execute and file, or join in the execution and filing, of any application or other document that may be necessary in order to obtain the authorization, approval or consent of any governmental body, Federal, state or local or foreign, which may be reasonably required, or which the other party may reasonably request, in connection with the consummation of the transactions contemplated by this Agreement, including, without limitation, filings under the HSR Act. Each party shall use its best efforts to obtain all such authorizations, approvals and consents.

                                  6..1.3  Confidentiality.    Each party shall
hold in confidence all nonpublic information until such time as such information is otherwise publicly available and, if this Agreement is terminated, each party will deliver to the other all documents, work papers and other materials (including copies) obtained by such party or on its behalf from the other party as a result of this Agreement or in connection herewith, whether so obtained before or after the execution hereof. Each party shall continue to abide by the terms of the confidentiality agreement between URS and Greiner in effect as of the date hereof.

                                  6..1.4  Best Efforts.  Upon the terms and
subjectto the conditions herein provided, each of the parties hereto agrees to use its best efforts to take or cause to be taken all actions, to do or cause to be done, and to assist and cooperate with the other party hereto in doing, all things necessary, proper or advisable under applicable laws and regulations, to consummate and make effective, in the most expeditious manner practicable, the transactions contemplated by this Agreement, including (i) using all reasonable efforts to obtain all necessary waivers, consents and approvals from third parties, (ii) defending any lawsuits or other legal proceedings, whether judicial or administrative, challenging this Agreement or the consummation of the transactions contemplated hereby and thereby, and (iii) executing and delivering such instruments, and taking such other actions as the other party hereto may reasonably require in order to carry out the intent of this Agreement.

                                  6..1.5  Credit Agreement.  The parties hereto
shall take all actions as may be reasonably necessary to fulfill the covenants and conditions set forth in that certain Credit Agreement dated as of January 10, 1996 (the "Credit Agreement"), by and among URS, as Borrower, the lenders listed therein as Lenders, and Wells Fargo Bank, National Association, as Administrative Agent.

                 Section 6..2 Covenants of Greiner. During the period from the date of this Agreement until the earlier of the termination of this Agreement or the Effective Time of the Merger, Greiner agrees (except as expressly contemplated by this Agreement or with the prior written consent of
URS) that:

                 6.2.1  Conduct of Business Pending Merger.

                          (a) Ordinary Course.  Greiner and the Greiner
Subsidiaries shall carry on their respective businesses in the usual, regular and ordinary course in substantially the same manner as heretofore conducted and, to the extent consistent with such businesses, use all reasonable efforts to preserve intact their present business organizations, keep available the services of their present officers and employees, and preserve their relationships with customers, suppliers and others having business dealings with Greiner and the Greiner Subsidiaries. Greiner shall promptly notify URS of any event or occurrence or emergency not in the ordinary course of business, of Greiner or the Greiner Subsidiaries, and material and adverse to the Business Condition of Greiner. Neither Greiner nor any of the Greiner Subsidiaries shall (except with the prior written consent of URS):

                                  (i) accelerate, amend or change the period of
exercisability or vesting of options granted under any stock option plans or restricted stock, stock bonus or other awards (including any discretionary acceleration of the exercise periods by Greiner's Board of Directors permitted under such plans) or authorize cash payments in exchange for any options, restricted stock, stock bonus or other awards granted under any of such plans;

                                  (ii) grant any severance or termination pay
to any officer or director or, except in the ordinary course of business consistent with past practices, to any employee of Greiner or any Greiner Subsidiary;

                                  (iii) except in the ordinary course of
business consistent with past practices and other than transfers between or among Greiner and any Greiner Subsidiary, transfer to any person or entity any rights to the Greiner Intellectual Property Rights;

                                  (iv) commence a lawsuit other than: .1 for
the routine collection of bills; .2 in such cases where Greiner in good faith determines that failure to commence suit would result in a material impairment of a valuable aspect of Greiner's business, provided Greiner consults with URS prior to filing such suit; or .3 for a breach of this Agreement; and

                                  (v) enter into one or more leases which
extend for a period of two years beyond the date of this Agreement and which obligate the Company to pay aggregate gross rent in excess of $500,000.

                          (b)  Dividends; Changes in Stock.  Greiner shall not,
and it shall not permit any of the Greiner Subsidiaries to, (i) declare or pay any dividends on or make other capital distributions in respect of any of its capital stock, except for intercompany dividends or regular quarterly cash dividends in an amount which shall not exceed $0.075 per share to holders of Greiner Common Stock and at times consistent with prior practice, (ii) split, combine or reclassify any of its capital stock or issue or authorize or propose the issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock, or (iii) repurchase, redeem or otherwise acquire, any shares of its capital stock.

                          (c)  Issuances of Securities.  Greiner shall not, and
it shall not permit any of the Greiner Subsidiaries to, issue, deliver or sell, or authorize or propose the issuance, delivery or sale of, any shares of its capital stock or any securities convertible into such shares, or any rights, warrants, calls, subscriptions or options to acquire, any such shares or convertible securities, or any other ownership interests in such capital stock.

                          (d)  Governing Documents.  Greiner shall not, nor
shall it cause or permit any of the Greiner Subsidiaries to, amend its articles or certificate of incorporation or by-laws.

                          (e)  No Acquisitions.  Greiner shall not, and it
shall not permit any of the Greiner Subsidiaries to acquire, or agree to acquire by merging or consolidating with, or by purchasing a substantial equity interest in or substantial portion of the assets of, or by any other manner, any business or any corporation, partnership, association or other business organization or division thereof.

                          (f)  No Dispositions.  Other than sales or licenses
of products or technology in the ordinary course of business consistent with prior practice, Greiner shall not, and it shall not permit any of the Greiner Subsidiaries to, sell, lease, license, encumber or otherwise dispose of, any of its assets, except for such dispositions in the ordinary course of business or in amounts which are not material, in the aggregate, to the business of Greiner.

                          (g)  Indebtedness.  Greiner shall not, and shall not
permit any of the Greiner Subsidiaries to, incur any indebtedness for borrowed money or guarantee any such indebtedness or sell any debt securities or warrants or rights to acquire any debt securities of Greiner or any of the Greiner Subsidiaries or guarantee any debt securities of others, except in the ordinary course of business consistent with past practices.

                          (h)  Plans; Compensation.  Except as otherwise
provided in this Agreement, Greiner shall not, and shall not permit any of the Greiner Subsidiaries to, adopt or amend in any material respect any Greiner Plan or pay any pension or retirement allowance not required by any existing Greiner Plan. Greiner shall not and shall not permit any Greiner Subsidiary to, enter into any employment contracts, pay any special bonuses or special remuneration to officers, directors or employees, or increase the salaries, wage rates or fringe benefits of (i) any of its officers or employees whose compensation exceeded $150,000 during the fiscal year ending December 31, 1995, or (ii) any of its other officers and employees other than pursuant to scheduled reviews under Greiner's or the Greiner Subsidiary's normal compensation review cycle, in all cases consistent with existing policies and past practice.

                          (i)  Tax Matters.  Greiner shall not make any tax
election that would have a Greiner Material Adverse Effect or settle or compromise any income tax liability of Greiner or any of the Greiner Subsidiaries that would have a Greiner Material Adverse Effect.

                          (j)  Discharge of Liabilities.  Greiner shall not,
and it shall not permit any of the Greiner Subsidiaries to, pay, discharge, settle or satisfy any claims, liabilities or obligations, except in the ordinary course of business or in amounts which are not material, individually or in the aggregate, to the business of Greiner.

                          (k)  Material Agreements.  Except in the ordinary
course of business, neither Greiner nor any of the Greiner Subsidiaries shall modify, amend, or terminate any Material Agreement or waive, release or assign any material rights or claims under such Material Agreement.

                          (l)  Agreement.  Neither Greiner nor any of the
Greiner Subsidiaries shall agree or commit to do any of the actions described in this Section 6.2.1.

                          6.2.2 Stockholders' Meeting; Proxy Statement.
Greiner shall hold a meeting of its stockholders at the earliest practicable date to submit this Agreement and related matters for their consideration and approval, which approval shall be recommended by Greiner's Board of Directors (subject to the fiduciary obligations of its directors and officers). Greiner shall send to its stockholders, for the purpose of considering and voting upon the Merger, a Proxy Statement satisfying all requirements of applicable state and Federal laws, and Greiner shall be solely responsible for any statement, information or omission in said Proxy Statement relating to it or its affiliates.

                          6.2.3 Acquisition Proposals.  From the date hereof
until the earlier of the termination of this Agreement or the consummation of the Merger, Greiner and the Greiner Subsidiaries will not, and will cause their respective officers, directors, employees, agents and representatives not to, directly or indirectly, encourage, solicit, accept, initiate or conduct discussions or negotiations with, provide any information to, or enter into any agreement with, any corporation, partnership, limited liability company, person or other entity or group concerning the acquisition of all or a substantial part of the assets, business or capital stock of Greiner, whether through purchase, merger, consolidation, exchange or any other business combination (each of the foregoing, an "Acquisition Proposal"). Notwithstanding anything to the contrary in the preceding sentence, nothing herein shall prevent Greiner and its officers and directors, from responding to and considering unsolicited firm offers for any such transaction from persons other than URS if and to the extent that, in the written opinion of Greiner's outside counsel, failure to do so would be reasonably likely to constitute a violation of applicable law or a breach of the fiduciary duties of Greiner's directors to Greiner's stockholders. Greiner shall immediately provide written notice to URS of the terms and other details of any such unsolicited inquiry or proposal relating to an Acquisition Proposal. In the event that Greiner or any of its officers or directors enters into any such negotiations or discussions for any reason which thereby constitute a breach of this Section 6.2.3, Greiner shall immediately reimburse URS for all expenses and costs incurred by URS in connection with the transactions contemplated by this Agreement. In the event that Greiner or any of its officers or directors shall enter into any letter of intent, understanding or other agreement with a party other than URS relating to the acquisition of all or a substantial part of the assets, business or capital stock of Greiner, whether through purchase, merger, consolidation, exchange or any other business combination, either in violation of the no-shop agreement set forth in this Section or within nine (9) months after termination of this Agreement for any reason, then immediately upon entering into such letter of intent, understanding or other agreement, Greiner shall pay to URS a termination fee in the amount of $5.0 million (the "Termination Fee"); provided, however, that such Termination Fee shall not be payable if, prior to the entry by Greiner into such letter of intent, understanding or other agreement, URS has unilaterally declined to close the Merger. The parties acknowledge and agree that the expense reimbursement obligation and Termination Fee described in this Section shall not be the exclusive remedy to URS in the event of a breach by Greiner of this Agreement, and, in any such event, URS shall be entitled, in addition to receiving such payments, to equitable remedies, including, without limitation, specific performance and enjoining of any actions determined to be in breach of this Agreement.

                          6.2.4  Maintenance of Business.  Greiner  will use
its best efforts to carry on and preserve its business and its relationships with clients, customers, suppliers, employees and others in substantially the same manner as it has prior to the date hereof. If Greiner becomes aware of a deterioration in the relationship with any client, customer, supplier or key employee, it will promptly bring such information to the attention of URS in writing and, if requested by URS, will use its best efforts to restore the relationship.

                          6.2.5  Access.  Greiner shall afford to URS and to
URS's financial advisors, legal counsel, accountants, financing sources and other authorized representatives access during normal business hours to all of its books, records, properties, offices and personnel.

                          6.2.6  Liability Insurance.

                                  (a)      On or before the Closing Date,
Greiner shall procure (subject to the approval of URS) continuing directors' and officers' liability coverage (tail coverage) for directors and officers of Greiner who have served as directors and officers of Greiner or its affiliates (the "Greiner D & O Policy"), prior to the Effective Time of the Merger, with respect to acts or failures to act prior to the Effective Time of the Merger. Said policy shall have a term of not less than three (3) years after the Closing Date.

                                  (b)      On or before the Closing Date,
Greiner shall procure (subject to the approval of URS) continuing fiduciary liability coverage (tail coverage) for employees of Greiner who have served as fiduciaries under any Greiner Plan (the "Greiner Fiduciary Policy") prior to the Effective Time of the Merger, with respect to acts or failures to act prior to the Effective Time of the Merger. Said policy shall have a term that shall expire not less than one (1) year after the expiration of the term of the ESOP portion of The Performance Plan and Stock Ownership Plan of Greiner Engineering, Inc.

                 Section 6..3 Covenants of URS. During the period from the date of this Agreement until the earlier of the termination of this Agreement or the Effective Time of the Merger, URS and the Subsidiary agree (except as expressly contemplated by this Agreement or with the prior written consent of Greiner) that:

                          6.3.1 Registration Statement.   The URS Common Stock
to be issued in the Merger shall be registered under the 1933 Act on Form S-4. As promptly as practicable after the date hereof, URS shall prepare and file with the SEC the Form S-4 and any other documents required by the 1933 Act in connection with the Merger. URS shall use its best efforts to have the Form S-4 declared effective as promptly as practicable after such filing. URS shall also take any action required to be taken under any applicable state securities or "blue sky" laws in connection with the issuance of the URS Common Stock in connection with the Merger.

                          6.3.2 Listing Agreement.  As promptly as practicable
after the date hereof, URS shall prepare and submit to each of the New York Stock Exchange and the Pacific Stock Exchange a listing application covering the shares of the URS Common Stock to be issued in connection with the Merger. URS shall use its best efforts to obtain, prior to the Effective Time of the Merger, approval for the listing of such URS Common Stock, subject to official notice of issuance.


                                   ARTICLE 7.

                    CONDITIONS TO CONSUMMATION OF THE MERGER

                 Section 7..1 Conditions to Obligations of Greiner. The obligations of Greiner to effect the Merger shall be subject to the satisfaction at or prior to the Effective Time of the Merger of the following conditions:

                                  7..1.1  Representations and Warranties True at
Closing. The representations and warranties contained in this Agreement of URS and the Subsidiary shall be deemed to have been made again at and as of the Closing with respect to the stated facts then existing and shall be true in all material respects.

                                  7..1.2  Covenants Performed.  All of the
obligations of URS and the Subsidiary to be performed at or before the Closing pursuant to the terms of this Agreement shall be been duly performed.

                                  7..1.3  Certificate.  At the Closing, Greiner
shall have received a Certificate signed by the President of each of URS and the Subsidiary to the effect that each of the conditions set forth in Section
7.1.1 and 7.1.2 have been satisfied.

                                  7..1.4  Approval of Stockholders.  This
Agreement and the Merger shall have been approved by the stockholders of Greiner.

                                  7..1.5  Opinion of Counsel.  Sheppard, Mullin,
Richter & Hampton, counsel to URS, shall have issued an opinion of counsel to Greiner, dated the Effective Time of the Merger, in form and substance reasonably satisfactory to Greiner, to the effect that:

                                        (i)  URS is a corporation validly
                 existing and in good standing under the laws of the State of Delaware and has all requisite corporate power to own, operate and lease its properties and to carry on its business as it is now being conducted;

                                        (ii)  URS has full corporate power to
                 enter into this Agreement and to carry out the transactions provided for herein;

                                        (iii) All corporate action required to
                 be taken on the part of URS to authorize it to execute and deliver this Agreement and to consummate the transactions contemplated hereby have been duly and validly taken.

                                        (iv)  This Agreement has been duly and
                 validly authorized, executed and delivered by URS and, assuming due authorization, execution, delivery and performance by each of the other parties hereto, constitutes the valid and binding obligation of URS, enforceable in accordance with its terms, except as such enforceability may be limited by bankruptcy or other laws relating to or affecting creditors' rights generally and by equitable principles; and

                                        (v)  The shares of URS Common Stock
                 issuable in connection with the Merger have been duly and validly authorized and, upon issuance, such shares will be fully paid and nonassessable.

                          In giving such opinions, such counsel shall be
entitled to rely upon certificates of officers of URS or any of its subsidiaries and public officials with respect to factual matters upon which their opinions may be based, provided that the extent of such reliance is set forth in such opinion and such opinion states that it is reasonable for Greiner to rely thereon.

                                  7..1.6  Form S-4.  The Form S-4 pertaining to
the URS Common Stock to be issued in connection with the Merger shall have become effective under the 1933 Act and shall not be the subject of any stop order or proceedings seeking a stop order.

                                  7..1.7  Merger Documents.  The Merger
Documents shall have been filed with the Secretary of State of the State of Nevada, as required by law.

                                  7..1.8  Material Adverse Changes.  There shall
have been no URS Material Adverse Effect between the date of this Agreement and the date of the Closing.

                                  7..1.9  HSR Filing.  Any waiting period
applicable to the consummation of the Merger under the HSR Act shall have expired or been terminated, and no action shall have been instituted by the Department of Justice or Federal Trade Commission challenging or seeking to enjoin the consummation of the transaction contemplated by this Agreement, which action shall not have been withdrawn or terminated.

                 Section 7..2 Conditions to Obligations of URS and the Subsidiary. The obligations of URS and the Subsidiary to effect the Merger shall be subject to the satisfaction at or prior to the Effective Time of the Merger of the following conditions:

                                  7..2.1  Representations and Warranties True at
Closing. The representations and warranties contained in this Agreement of Greiner shall be deemed to have been made again at and as of the Closing with respect to the stated facts then existing and shall be true in all material respects.

                                  7..2.2  Covenants Performed.  All of the
obligations of URS and the Subsidiary to be performed at or before the Closing pursuant to the terms of this Agreement shall be been duly performed.

                                  7..2.3  Certificate.  At the Closing, URS and
the Subsidiary shall have received a Certificate signed by the President of Greiner to the effect that each of the conditions set forth in Section 7.2.1 and 7.2.2 have been satisfied.

                                  7..2.4  Approval of Stockholders.  This
Agreement and the Merger shall have been approved by the stockholders of Greiner.

                                  7..2.5  Opinion of Counsel.  Nossaman,
Guthner, Knox & Elliott, counsel to Greiner, shall have issued an opinion of counsel to URS, dated the Effective Time of the Merger, in form and substance reasonably satisfactory to URS, to the effect that:

                                        (i)  Greiner is a corporation validly
                 existing and in good standing under the laws of the State of Nevada and has all requisite corporate power to own, operate and lease its properties and to carry on its business as it is now being conducted;

                                        (ii)  Greiner has full corporate power
                 to enter into this Agreement and to carry out the transactions provided for herein;

                                        (iii) All corporate action required to
                 be taken on the part of Greiner to authorize it to execute and deliver this Agreement and to consummate the transactions contemplated hereby have been duly and validly taken; and

                                        (iv)  This Agreement has been duly and
                 validly authorized, executed and delivered by Greiner and, assuming due authorization, execution, delivery and performance by each of the other parties hereto, constitutes the valid and binding obligation of Greiner, enforceable in accordance with its terms, except as such enforceability may be limited by bankruptcy or other laws relating to or affecting creditors' rights generally and by equitable principles.

                          In giving such opinions, such counsel shall be
entitled to rely upon certificates of officers of Greiner or any of its subsidiaries and public officials with respect to factual matters upon which their opinions may be based, provided that the extent of such reliance is set forth in such opinion and such opinion states that it is reasonable for URS to rely thereon.

                                  7..2.6  Form S-4.  The Form S-4 pertaining to
the URS Common Stock to be issued in connection with the Merger shall have become effective under the 1933 Act and shall not be the subject of any stop order or proceedings seeking a stop order.

                                  7..2.7  Merger Documents.  The Merger
Documents shall have been filed with the Secretary of State of the State of Nevada, as required by law.

                                  7..2.8  Material Adverse Changes.  There shall
have been no Greiner Material Adverse Effect between the date of this Agreement and the date of the Closing.

                                  7..2.9  HSR Filing.  Any waiting period
applicable to the consummation of the Merger under the HSR Act shall have expired or been terminated, and no action shall have been instituted by the Department of Justice or Federal Trade Commission challenging or seeking to enjoin the consummation of the transaction contemplated by this Agreement, which action shall not have been withdrawn or terminated.

                                  7..2.10 Consents.  Other than the filing of
the Merger Documents as contemplated in Section 1.2, the parties shall have made such filings, and obtained all consents of Governmental Entities, required to consummate the transactions contemplated hereby.

                                  7..2.11 No Litigation.  There shall not be
pending any action, proceeding or other application before any court or Government Entity brought by any Government Entity (i) challenging or seeking to restrain or prohibit the consummation of the transactions contemplated by this AGreement, or seeking to obtain any material damages, or (ii) seeking to prohibit or impose any material limitations on URS's ownership or operation of all or any portion of the combined business of URS and Greiner.

                                  7..2.12 Credit Agreement.  The conditions set
forth in Sections 4.2, 4.3 and 4.4 of the Credit Agreement shall have been satisfied.





                                   ARTICLE 8.

                             ADDITIONAL AGREEMENTS


                 Section 8..1  Public Announcements.   URS, the Subsidiary and
Greiner agree that they will not issue any press release or otherwise make any public statement or respond to any press inquiry with respect to this Agreement or the transactions contemplated hereby without the prior approval of the other party (which approval will not be unreasonably withheld), except as may be required by applicable law.

                 Section 8..2 Confidentiality. No party to this Agreement shall use or disclose any non-public information obtained from another party for any purpose unrelated to the Merger, and, if this Agreement is terminated for any reason whatsoever, each party shall return to the other all originals and copies of all documents and papers containing all information furnished to such party pursuant to this Agreement, or during the negotiations which preceded this Agreement, and shall neither use nor disclose any such information except to the extent that such information is available to the public, is rightfully obtained from third parties, or is independently developed.

                 Section 8..3. Additional Agreements. In case at any time after the Effective Time of the Merger any further action is reasonably necessary or desirable to vest the Surviving Corporation with full title to all properties, assets, rights, approvals, immunities and franchises of either of the constituent corporations, the proper officers and directors of each corporation which is a party to this Agreement shall take all such necessary corporate action.

                 Section 8..4. Use of Name. Without limiting the right of URS to conduct its business in such manner as it deems appropriate, URS intends, following the Closing Date, and for the foreseeable period thereafter, to maintain Greiner as a separate subsidiary operating under its own existing name.

                 Section 8..5. Employee Matters. After the Closing Date, URS will use reasonable efforts to maintain the business of Greiner and, in particular, without limitation, URS will use best efforts to maintain health, medical, dental and other benefits for Greiner employees for a reasonable period after the Closing Date which, in the aggregate, are reasonably comparable to benefits provided to Greiner employees prior to the Closing Date, subject to reasonable business practices and changing conditions.

                 Section 8..6. Non-Liability of Agents and Stockholders. No stockholder, director, officer or employee of any party hereto shall be individually liable for any breach of the representations, warranties or covenants of any party hereto contained herein in the absence of fraud or willful misconduct on the part of such stockholder, director, officer or employee.

                 Section 8.7 The Performance Plan and Stock Ownership Plan of Greiner Engineering, Inc. URS, the Greiner Subsidiaries and Greiner agree that as soon as practical following the execution of this Agreement, effective as of the Closing Date and contingent on closing the Merger, The Performance Plan and Employees Stock Ownership Plan of Greiner Engineering, Inc. (the "Plan") will be amended to cease to be an employee stock ownership plan within the meaning of Section 4975(e)(7) of the Code ("ESOP"), but will be continued as a profit sharing plan, subject to the terms of the Plan document regarding amendment and/or termination. Such Plan amendment will provide that the cash proceeds received by the Plan pursuant to this Agreement will not be reinvested in URS or Greiner stock, but shall be reinvested in the various investment options available under the non-ESOP portion of the Plan, as directed by Plan Participants, and that employer stock will no longer be one of the investment options offered under the Plan. URS stock received pursuant to this Agreement shall continue to be held by the Plan, subject to the investment discretion of the Plan's trustee, but no additional investments in URS stock shall be permitted, and, unless URS agrees otherwise, Plan Participants shall not have investment discretion with respect to the URS stock so held. In addition, in the event that as of the Closing Date, the aggregate value of the unvested ESOP portion of the Plan accounts shall be less than $1,000,000 (for purposes of this Section 8.7, unvested shares of Greiner stock shall be valued at an amount equal to the closing price of the Greiner stock as reported on the New York Stock Exchange on the trading day immediately preceding the Closing Date, as listed in The Wall Street Journal), URS, the Greiner Subsidiaries and Greiner agree that as soon as practical following the execution of this Agreement, effective as of the Closing Date and contingent on the closing of the Merger, the Plan will be amended so that Plan Participants will be fully vested in the ESOP portion of their accounts as of the Closing Date. The parties shall cooperate and take all steps as may be reasonably necessary to effect the foregoing.

                                   ARTICLE 9.

                                  TERMINATION

                 Section 9..1. Termination. This Agreement may be terminated at any time prior to the Effective Time, whether before or after the approval by the stockholders of Greiner (the "Stockholder Approval") has been obtained:

                          9..1.1     by mutual written consent of URS and
Greiner;

                          9..1.2     by either Greiner or URS if (i) the
Stockholder Approval shall not be obtained by reason of stockholders holding a majority of the Greiner Common Stock failing to vote in favor of approval of this Agreement at a meeting of stockholders or any adjournment thereof; (ii) a Governmental Entity of competent jurisdiction shall have issued an order, decree or ruling or taken any other action permanently restraining, enjoining or otherwise prohibiting the transactions contemplated by this Agreement and such order, decree, ruling or other action shall have become final and nonappealable; or (iii) the Merger shall not have been consummated before September 30, 1996 (provided that the terminating party is not then in material breach of any representation, warranty, covenant or agreement contained in this Agreement);

                          9..1.3     By URS if there has been a breach by
Greiner of any representation, warranty, covenant or other agreement in this Agreement which has a Greiner Material Adverse Effect, and such breach has not been cured, or Greiner has not commenced reasonable efforts to cure such breach, within thirty (30) days after written notice of such breach is given by URS to Greiner;

                          9..1.4     By URS if Greiner shall enter into any
discussions, negotiations or any letter of intent, understanding or other agreement relating to an Acquisition Proposal, provided that no such termination shall effect the rights of URS to reimbursement of expenses and the Termination Fee as provided in Section 6.2.3; or

                          9..1.5     By Greiner if there has been a breach by
URS or the Subsidiary of any material representation, warranty, covenant or other agreement, and such breach has not been cured, or URS and the Subsidiary have not commenced reasonable efforts to cure such breach, within thirty (30) days after written notice of such breach is given by Greiner to URS.

                          9..1.6     By Greiner if any of the conditions set
forth in Section 7.1 hereof shall not have been fulfilled on or prior to the date specified for fulfillment thereof, or shall have become impossible to fulfill for reasons beyond the control of Greiner, and such condition shall not have been waived.

                          9..1.7     By URS if any of the conditions set forth
in Section 7.2 hereof shall not have been fulfilled on or prior to the date specified for fulfillment thereof, or shall have become impossible to fulfill for reasons beyond the control of URS, and such condition shall not have been waived.

Where action is taken to terminate this Agreement pursuant to this Section 9.1, it shall be sufficient for such action to be authorized by the Board of Directors of the party taking such action without any requirement to submit such action to the stockholders of such party.

                 Section 9..2. Effect of Termination and Abandonment. In the event of termination of the Agreement by either Greiner or URS as provided in
Section 9.1, this Agreement shall forthwith become void and have no effect, and there shall be no liability or obligation on the part of Greiner, URS or the Subsidiary, or their respective officers and directors, except that (i) the provisions of Section 6.2.3, this Section 9.2, and the Confidentiality Agreement shall survive any such termination, and (ii) no party whose breach of its representations, warranties, covenants or agreements set forth in this Agreement was the basis of the other party's termination of this Agreement shall be relieved from liability for damages occasioned by such breach, including any expenses incurred by the other party in connection with this Agreement and the transactions contemplated hereby; provided, however, that in the event such breach is the result of negligence, such damages shall not exceed the sum of $500,000; but, provided, further, that in the event that such breach is the result of recklessness or willful conduct, the amount of damages shall not be limited hereby.

                 Section 9..3. Amendment. This Agreement may be amended by the parties hereto, by action taken by their respective Boards of Directors at any time before or after the approval of the stockholders of Greiner (the "Stockholder Approval"), but after the Stockholder Approval, no amendment shall be made which by law requires the further approval of stockholders without obtaining such approval. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties hereto.

                 Section 9..4. Extension; Waiver. At any time prior to the Effective Time of the Merger, any party hereto, by action taken by its Board of Directors may, to the extent legally allowed, (a) extend the time for the performance of any of the obligations or other acts of the other parties hereto, (b) waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant hereto and (c) waive compliance with any of the agreements, covenants, or conditions for the benefit of such party contained herein. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party. The failure of any party to this Agreement to assert any of its rights under this Agreement shall not constitute a waiver of these rights.


                                  ARTICLE 10.

                                 MISCELLANEOUS


                 Section 10..1 Survival of Representations and Warranties. No representations or warranties in this Agreement or in any instrument delivered pursuant to this Agreement shall survive beyond the Effective Time of the Merger. This Section 10.1 shall not limit any covenant or agreement after the Effective Time of the Merger.

                 Section 10..2 Entire Agreement; Modification; Waiver. This Agreement constitutes the entire agreement among the parties pertaining to the subject matter contained herein and supersedes all prior and contemporaneous agreements, representations and undertakings of the parties. No supplement, modification or amendment of this Agreement shall be binding unless executed in writing by all the parties. No waiver of any of the provisions of this Agreement shall be deemed, or shall constitute, a waiver of any other provision, whether or not similar, nor shall any waiver constitute a continuing waiver. No waiver shall be binding unless executed in writing by any party making the waiver.

                 Section 10..3 Counterparts. This Agreement may be executed simultaneously in one or more counterparts, each of which shall be deemed in original, but all of which together shall constitute one and the same instrument.

                 Section 10..4 Assignment. This Agreement shall be binding on, and shall inure to the benefit of, the parties to it and their respective heirs, legal representatives, successors and assigns, but neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties hereto without the prior written consent of the other parties hereto.

                 Section 10..5 Fees and Expenses. Each of the parties shall pay their own fees, costs and expenses (including, without limitation, legal and accounting expenses) incurred, or to be incurred, by them in negotiating and preparing this Agreement and in closing and carrying out the transactions contemplated by this Agreement.

                 Section 10..6 Notices. All notices, requests, demands and other communications under this Agreement shall be in writing and shall be deemed to have been duly given on the date of service if served personally or by facsimile on the party to whom notice is to be given, or on the fifth day after mailing, if mailed to the party on whom notice is to be given, by registered or certified mail, postage prepaid, and properly addressed as follows:

     If to URS and the Subsidiary:
                                       URS Corporation
                                       100  California Street, Suite 500
                                       San Francisco, CA  94111-5239
                                       Attn:  Kent P. Ainsworth
                                       Facsimile:  (415) 398-1905
                                       Confirmation:  (415) 774-2700

              with a copy to:

                                       Sheppard, Mullin, Richter & Hampton
                                       Four Embarcadero Center, Suite 1700
                                       San Francisco, CA  94111
                                       Attn: Samuel M. Livermore, Esq.
                                       Facsimile:  (415) 434-3947
                                       Confirmation:  (415) 434-9100

     If to Greiner:

                                       Greiner Engineering, Inc.
                                       909 E. Las Colinas Blvd.,
                                       Suite 1900, LB 44
                                       Irving, TX  75039-3907
                                       Attn:  Patrick J. McColpin
                                       Facsimile:  (214) 869-3111
                                       Confirmation:  (214) 869-1001

              with a copy to:

                                       Nossaman, Guthner, Knox & Elliott
                                       445 S. Figueroa Street, 31st Floor
                                       Los Angeles, CA  90071-1602
                                       Attn:  William E. Guthner
                                       Facsimile:  (213) 612-7814
                                       Confirmation:  (213) 612-7800

Any party may change its address for purposes of this Section by giving the other party written notice of the new address in the manner set forth above.

                 Section 10..7 Governing Law. This Agreement shall be construed in accordance with, and governed by, the laws of the State of California, United States of America, without giving effect to provisions thereof relating to conflicts of law.

                 Section 10..8 Further Action. Each of the parties hereto shall use such party's best efforts to take such action as may be necessary or reasonably requested by the other party hereto to carry out and consummate the transactions contemplated by this Agreement.

                 Section 10..9 No Third Party Beneficiary. Nothing herein is intended to create rights in any third party.

                 Section 10..10 Effect of Headings. The subject headings of the Articles and Sections of this Agreement are included for purposes of convenience only, and shall not affect the construction or interpretation of any of its provisions.

                 Section 10..11 Severability. If any term of this Agreement or application thereof shall be invalid or unenforceable, the remainder of this Agreement shall remain in full force and effect.

                          IN WITNESS WHEREOF, the parties to this Agreement
have duly executed it on the day and year first above written.

GREINER:                    GREINER ENGINEERING, INC.


                                   By: /s/ ROBERT COSTELLO
                                      -------------------------
                                   Title:  President and Chief
                                            Executive Officer


URS                                URS CORPORATION


                                   By: /s/ KENT AINSWORTH
                                      -------------------------
                                   Title:  Vice President and
                                            Chief Financial Officer

THE SUBSIDIARY                     URS ACQUISITION CORPORATION

                                   By: /s/ KENT AINSWORTH
                                      -------------------------
                                   Title:  Vice President and
                                            Chief Financial Officer